EXHIBIT 10.2

EXECUTION VERSION

Deal CUSIP: 48586JAA7

Facility CUSIP: 48586JAB5

CREDIT AGREEMENT

dated as of

April 10, 2014

among

KATE SPADE & COMPANY,
as Borrower,

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

BANK OF AMERICA, N.A., J.P. MORGAN SECURITIES LLC, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners and Joint Lead Arrangers

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SCHEDULES

Schedule 1.01(b)	-	Permitted Liens
Schedule 1.01(c)	-	Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08(a)	-	Subsidiaries
Schedule 3.08(b)	-	Legal Names, Etc.
Schedule 5.12(g)	-	Post-Closing Matters
Schedule 6.01(b)	-	Indebtedness
Schedule 6.07	-	Existing Transactions with Affiliates
Schedule 6.08	-	Existing Payment Restrictions
Schedule 9.01	-	Notices

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B-1	-	Form of Assignment and Acceptance
Exhibit B-2	-	Form of Affiliated Lender Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guaranty
Exhibit E	-	Form of Intercreditor Agreement
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of United States Tax Compliance Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Term Note

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CREDIT AGREEMENT dated as of April 10, 2014 among KATE SPADE & COMPANY., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article 1) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”).

The Borrower has requested that the Lenders extend credit in the form of Term Loans in an aggregate principal amount not in excess of $400,000,000.

The Lenders are willing to provide the Term Loans to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01                  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“2019 Senior Secured Note Indenture” shall mean the indenture under which the 2019 Senior Secured Notes are issued.

“2019 Senior Secured Note Indenture Trustee” shall mean the trustee under the 2019 Senior Secured Note Indenture.

“2019 Senior Secured Notes” shall mean the Borrower’s 10.5% Senior Secured Notes due 2019.

“ABL Consent” shall mean that certain Consent and Waiver, dated as of April 10, 2014, of the ABL Credit Agreement.

“ABL Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of April 18, 2013, among the Borrower and certain of its Subsidiaries, as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent; provided that any refinancing, replacement or renewal of such ABL Credit Agreement on or prior to the three-month anniversary of the Closing Date shall, upon consummation thereof, be deemed to be the ABL Credit Agreement hereunder.

“ABL Documents” shall mean the ABL Credit Agreement and all other instruments, agreements and other documents delivered thereunder or providing for any Guarantee or other right in respect thereof.

“ABL Obligations” shall mean the “Secured Obligations” under and as defined in the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.13(g).

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(1)                              Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2)                              Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any such Indebtedness that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or promptly upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person shall not be Acquired Indebtedness.

“Additional Security Documents” has the meaning assigned to such term in Section 5.12(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% and (b) the LIBO Rate in effect for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement hereto.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.07(a).

“Affiliated Lender Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(b).

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(c).

“Agreement” shall mean this Credit Agreement dated as of April 10, 2014.

“Alternate Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Adjusted LIBO Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 3.00% per annum and (b) with respect to any ABR Term Loan, 2.00% per annum.

“Asset Sale” shall mean:

(1)                              the sale, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 6.05(a) and/or 6.05(b) and not by the provisions of Section 6.05(c); and

(2)                              the issuance of Equity Interests by any of the Borrower’s Restricted Subsidiaries or the sale of Equity Interests, whether in a single transaction or a series of related transactions, in any of the Borrower’s Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Borrower or one of its Restricted Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)                               any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10,000,000;

(b)                              a transfer of assets constituting Term Priority Collateral between or among the Borrower and the Guarantors;

(c)                               a transfer of assets that are not Term Priority Collateral between or among the Borrower and its Restricted Subsidiaries;

(d)                              an issuance of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(e)                               the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets otherwise unsuitable or no longer required for use in the ordinary course of the business of Borrower and its Restricted Subsidiaries that do not constitute Term Priority Collateral;

(f)                                any Casualty or Condemnation Event;

(g)                               the sale or other disposition of Cash Equivalents or Investment Grade Securities in connection with customary cash management;

(h)                              a Restricted Payment that does not violate Section 6.06 or a Permitted Investment;

(i)                                  the licensing or sublicensing of Intellectual Property or other general intangibles on customary terms in the ordinary course of business and the abandonment of Intellectual Property which is no longer used or useful in or material to the Borrower’s and the Restricted Subsidiaries’ businesses;

(j)                                  the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of inventory and other assets in the ordinary course of business, including leases with respect to facilities and Stores that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(k)                              dispositions of accounts receivable and related assets to a Receivables Entity in connection with a Qualified Receivables Transaction;

(l)                                  a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease;

(m)                          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive factoring or similar arrangements;

(n)                              any sale of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(o)                              (i) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Permitted Business of comparable or greater market value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrower, and (ii) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the Borrower; provided that if the assets transferred pursuant to this clause (o) are Term Priority Collateral the assets received in exchange therefor shall be Term Priority Collateral;

(p)                              any sale, conveyance or other disposition of assets of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, except to the extent that the proceeds thereof are distributed in cash or Cash Equivalents to the Borrower or a Wholly Owned Restricted Subsidiary;

(q)                              the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim, in each case, in the ordinary course of business;

(r)                                 any foreclosure or any similar action with respect to the property or other assets of the Borrower or any Restricted Subsidiary;

(s)                                the sublease or assignment to third parties of leased facilities;

(t)                                  the grant of buy-out options to licensees of trademarks and other Intellectual Property pursuant to license agreements entered into in the ordinary course of business and the sale of such trademarks and other Intellectual Property to such licensees, provided that the net cash proceeds from any such sale, to the extent they are net cash proceeds of Term Priority Collateral, are applied as Net Cash Proceeds as required under Section 2.13(a) (as though such grant or sale, as applicable, constituted an Asset Sale);

(u)                              the sale of interests in a joint venture pursuant to customary put-call or buy-sell arrangements; and

(v)                              the creation of or realization on a Lien to the extent that the granting of such Lien was not in violation of Section 6.02.

Notwithstanding the foregoing, the Borrower may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (a) through (v) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of this Agreement in an Officer’s Certificate delivered to the Administrative Agent.

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Related Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B-1 or such other form as shall be approved by the Administrative Agent and the Borrower.

“Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean: (1) with respect to a corporation, the board of directors of the corporation, (2) with respect to a partnership, the board of directors of the general partner of the partnership, and (3) with respect to any other Person, the board or committee of such Person serving a similar function.  Unless otherwise specified, references to “Board of Directors” shall refer to the Board of Directors of the Borrower.

“Board Resolution” shall mean, with respect to the Borrower, a duly adopted resolution of the Board of Directors of the Borrower or any committee thereof.

“Borrower” shall have the meaning assigned to such term in the introductory statement hereto.

“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.

“Borrower Plan” shall mean any Plan sponsored or maintained by any Loan Party or to which any Loan Party contributes or is required to contribute.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, as of any date, an amount equal to:

(1)                              85% of the face amount of all accounts receivable owned by the Borrower and its Restricted Subsidiaries (excluding accounts receivable and related assets sold, conveyed or otherwise transferred to a Receivables Entity in connection with a Qualified Receivables Transaction) as of the end of the most recent fiscal month for which consolidated financial statements are available; plus

(2)                              85% of the inventory owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal month for which consolidated financial statements are available.

Notwithstanding the foregoing, the Borrowing Base shall be adjusted to give pro forma effect to any acquisitions or Asset Sales by the Borrower and/or any Restricted Subsidiary (including, without limitation, any acquisition proposed to be made at or about the same time as the incurrence of the Indebtedness that is proposed to be incurred) since the end of the most recent fiscal month for which consolidated financial statements are available, as if such acquisition or Asset Sale had occurred on the last day of the end of the most recent fiscal month.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio” set forth herein.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and including similar expenditures with respect to in-store merchandise shops in third party retail locations but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Stock” shall mean (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” shall mean, as to any Person,

(1)                              securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(2)                              Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the ABL Credit Agreement or any commercial bank of recognized standing, having capital and surplus in excess of $500,000,000;

(3)                              repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4)                              other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5)                              readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6)                              commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7)                              investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8)                              Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s with maturities of one year or less from the date of acquisition;

(9)                              in the case of any Foreign Subsidiary, investments substantially similar and of comparable credit quality to those described in the foregoing clauses (1) – (8), denominated in local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;

(10)                      Dollars; and

(11)                      Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Casualty” shall mean any casualty, loss or damage with respect to real or personal property or improvements.

“Casualty or Condemnation Event” shall mean any taking under power of eminent domain or similar proceeding and any insured loss, in each case, relating to property or other assets of the Borrower or any Restricted Subsidiary.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean any Subsidiary that holds no material assets other than directly or indirectly equity interests in Foreign Subsidiaries that are CFCs.

“Change in Control” shall mean the occurrence of any of the following:

(1)                              the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)                              the adoption of a plan relating to the liquidation or dissolution of the Borrower (other than a plan of liquidation of the Borrower that is a liquidation for tax purposes only);

(3)                              the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares;

(4)                              the Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Borrower outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)                              the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

Notwithstanding the foregoing: (A) any holding company whose only significant asset is Capital Stock of the Borrower or any of its direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (3) above; (B) the transfer of assets between or among the Restricted Subsidiaries and the Borrower shall not itself constitute a Change in Control; (C) the term “Change in Control” shall not include a merger or consolidation of the Borrower with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Borrower’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (D) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment.  Incremental Term Loans, Refinancing Term Loans and Extended Term Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall mean the date on which the conditions set forth in Section 4.02 shall have been satisfied or waived by the Administrative Agent and each Lender, which date is April 10, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean collectively, all of the property and assets that are from time to time subject to or purported to be subject to the Lien of the Security Documents.

“Collateral Agent” shall mean Bank of America, N.A., in its capacity as collateral agent under the Security Agreement and each other Security Document, together with its successors and assigns in such capacity.

“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitment, Incremental Term Loan Commitment and Refinancing Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” shall mean any person that competes in any material respect with the business of the Borrower and its Subsidiaries from time to time, in each case as specifically identified by the Borrower to the Administrative Agent from time to time in writing.

“Condemnation” shall mean any taking by a government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Condemnation Award” shall mean all proceeds of any Condemnation or transfer in lieu thereof.

“Confidential Information Memorandum” shall mean the Lender Presentation of the Borrower dated March 27, 2014.

“Consolidated” or “consolidated” shall mean, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date (excluding cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries, accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid) without giving effect to interest income, accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves, unpaid earn-outs and the current portion of pension liabilities and other long-term liabilities.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1)                              provision for taxes based on income or profits of such Person and its Restricted Subsidiaries and all franchise taxes for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(2)                              the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)                              depreciation, amortization (including amortization of intangibles, deferred financing fees, debt incurrence costs, commissions, fees and expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period), depletion and other non-cash expenses or charges (including any write-offs of debt issuance or deferred financing costs or fees and impairment charges and the impact on depreciation and amortization of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4)                              the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness; plus

(5)                              business optimization expenses, streamlining costs, exit or disposal costs, facilities closure costs and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, payroll, relocation and contract termination charges) and other similar adjustments (to the extent not already realized), provided that the amount of cash charges added back under this clause (5) with respect to any actions initiated following the Closing Date, shall not exceed, in the aggregate, 10% of Consolidated EBITDA (after giving effect to the addition of such amount) for such period; plus

(6)                              unusual or nonrecurring charges or expenses made or incurred in connection with any restructuring, and transaction costs incurred in connection with any acquisition, in each case to the extent deducted in computing such Consolidated Net Income; plus

(7)                              any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; minus

(8)                              non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a)                               consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including:

(1)                              amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(2)                              all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(3)                              noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Swap Obligations or other derivative instruments pursuant to GAAP),

(4)                              the interest component of Capitalized Lease Obligations,

(5)                              net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, and

(6)                              commissions, discounts, yield and other fees and charges (including interest) related to any Receivables Facility,

and excluding

(1) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and

(2) any expensing of bridge, commitment and other financing fees; plus

(b)                              consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                               interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of Preferred Stock dividends; provided that, to the extent included in such net income (loss) from continuing operations:

(1)                              all extraordinary gains and losses and all gains and losses realized in connection with any asset disposition or the disposition of securities or the early extinguishment of Indebtedness or Swap Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)                              the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)                              solely for the purpose of determining (x) the amount available for Restricted Payments under Section 6.06(a)(iii)(A) and (y) computing Excess Cash Flow, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)                              the cumulative effect of a change in accounting principles will be excluded;

(5)                              notwithstanding clause (2) above, the net income of any Unrestricted Subsidiary will be excluded except to the extent received by the specified Person or one of its Restricted Subsidiaries;

(6)                              any charges or credits relating to any purchase accounting adjustments will be excluded;

(7)                              any (a) one-time non-cash compensation charges, (b) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights and (c) write-offs or write-downs of goodwill will be excluded;

(8)                              any gain or loss for such period from currency translation gains or losses (or similar charges) or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resolution from Swap Obligations for currency exchange risk entered in relation with Indebtedness) will be excluded;

(9)                              any unrealized net after-tax income (loss) from Swap Obligations or cash management Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging” or from other derivative instruments shall be excluded;

(10)                      non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(11)                      any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(12)                      all net after-tax nonrecurring or unusual gains and losses, including, without limitation, any expenses or charges related to streamlining and restructuring activities (including related payroll, relocation and contract termination charges or expenses), streamlining initiatives, brand-exiting or facilities closure or repurposing activities, asset write-downs or write-offs, reductions in force, furloughs, severance, retention bonuses and professional fees related to any of the foregoing, will be excluded;

(13)                      all net after-tax charges or expenses with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans will be excluded;

(14)                      whether or not positive (a) “straight-line” rent expense less (b) cash rent expense will be excluded; and

(15)                      net income or loss (or charges or expenses) from the operations of the Juicy Couture business or the Lucky Brand Dungarees business and any other business, brand or line that has been discontinued by the Borrower or its Restricted Subsidiaries, to the extent included in continuing operations, shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 6.06 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments to the Borrower or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 6.06(a) pursuant to clause (iii) thereof.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, with such pro forma adjustments as are appropriate and consistent with the definition of Pro Forma Adjustment.

“Consolidated Total Debt Ratio” shall mean, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries, as of the end of such quarter, less an amount equal to the amount of any unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date, to (b) the aggregate amount of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the definition of Pro Forma Adjustment.  For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Swap Obligations that are incurred for non-speculative purposes.

“Consolidated Total Indebtedness” shall mean, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any guarantees or other Contingent Obligations, (y) any undrawn letters of credit and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis, and only to the extent required to be recorded on a balance sheet, in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Total Secured Debt” shall mean, as at any date of determination, an amount equal to Consolidated Total Indebtedness as of such date that is secured by Liens on property or assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Secured Debt Ratio” shall mean, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Secured Debt of the Borrower and the Restricted Subsidiaries, as of the end of such quarter, less an amount equal to the amount of any unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date, to (b) the aggregate amount of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Secured Debt and Consolidated EBITDA as are appropriate and consistent with the definition of Pro Forma Adjustment.  For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Swap Obligations that are incurred for non-speculative purposes.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (for purposes of this definition, the “primary obligations”) of any other Person (for purposes of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)                              to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)                              to advance or supply funds

(a)                               for the purchase or payment of any such primary obligation or

(b)                              to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)                              to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of the Borrower who:

(1)                              was a member of such Board of Directors on the Closing Date; or

(2)                              was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contract Consideration” shall have the meaning assigned to such term in clause (ix) of the definition of “Excess Cash Flow.”

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean one or more debt facilities or commercial paper facilities (including without limitation the credit facilities provided under the ABL Credit Agreement), in each case, with banks or other lenders or credit providers or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers’ acceptances, letters of credit or issuances of senior secured notes, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities to institutional investors) in whole or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including into one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility. Any agreement or instrument other than the ABL Credit Agreement must be designated to the Administrative Agent by the Borrower in writing as a “Credit Facility” for purposes of this Agreement in order to be a Credit Facility.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” shall have the meaning assigned to such term in Section 2.13(g).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07.

“Designated Noncash Consideration” shall mean the fair market value of noncash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to certificate of an executive vice president and a Financial Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Institution” shall mean (a) each Company Competitor or Affiliate of a Company Competitor identified on a list made available to the Lenders on the Platform or another similar electronic system on the Closing Date (as such list may be supplemented from time to time by the Borrower pursuant to clause (b) below) and (b) any other person designated in writing to the Administrative Agent after the Closing Date to the extent such person becomes a Company Competitor or is or becomes an Affiliate of a Company Competitor, which designation shall become effective two days after delivery of each such written supplement to the Administrative Agent (which supplement shall be made available to the Lenders on the Platform), but which shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the Loans; provided that a Company Competitor or an Affiliate of a Company Competitor shall not include any financial investor that is not an operating company or an Affiliate of an operating company or any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Company Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Company Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries).

“Disqualified Stock” shall mean with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the Maturity Date and the date the Term Loans have been permanently repaid and this Agreement is terminated; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean any Restricted Subsidiary other than a Foreign Subsidiary but including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Borrower.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund, (iv) subject to clause (6) of the proviso to Section 9.04(b), the Borrower and its Subsidiaries, and (v) any other Person (other than (x) a natural person or (y) the Borrower or any of its direct or indirect parent companies or Subsidiaries) permitted by and consented to in accordance with Section 9.04(b), but in any event excluding any Disqualified Institution.

“Environmental Claims” shall mean any and all actions, suits, notices, complaints, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings by or from any Person relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to Hazardous Materials.

“Environmental Laws” shall mean any applicable Federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution, the protection of the environment, or human health (as it relates to the exposure to environmental hazards) or to Hazardous Materials.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8, (b) any such public or private sale that constitutes an Excluded Contribution, and (c) an issuance to any Subsidiary of the Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that for purposes of Section 302 of ERISA or Section 412 of the Code is, at the relevant time, treated as a single employer with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Affiliate Plan” shall mean any Plan sponsored, maintained or contributed to by any ERISA Affiliate that is not also a Loan Party (or to which any such ERISA Affiliate is required to contribute).

“ERISA Event” shall mean any one or more of the following:

(a)                               with respect to any Borrower Plan, any Reportable Event, and with respect to any ERISA Affiliate Plan, any Reportable Event that would reasonably be expected to result in actual liability to a Loan Party;

(b)                              with respect to any Borrower Plan or ERISA Affiliate Plan, (i) the filing of a notice from the PBGC or such plan administrator of intent to terminate such Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (ii) the filing under Section 4041(c) of

ERISA of a notice of intent to terminate such Plan; or (iii) the termination of such Plan under Section 4041(c) of ERISA;

(c)                               the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Borrower Plan or ERISA Affiliate Plan;

(d)                              with respect to any Borrower Plan or ERISA Affiliate Plan, (i) the failure to make a required contribution to such Plan that would result in the imposition of a lien or other encumbrance, (ii) the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, (iii) the arising of a lien or encumbrance with respect to such Plan; or (iv) determination that such Plan is in “at risk” status (within the meaning of Section 303 of ERISA);

(e)                               the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Borrower Plan or ERISA Affiliate Plan or the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Borrower Plan or ERISA Affiliate Plan, whether or not waived;

(f)                                engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA involving any Borrower Plan which would subject any Loan Party to any material tax;

(g)                               (i) a failure by a Loan Party or an ERISA Affiliate to make a required contribution to a Multiemployer Plan or (ii) the complete or partial withdrawal of a Loan Party from a Multiemployer Plan or any such withdrawal by an ERISA Affiliate if such ERISA Affiliate does not satisfy any withdrawal liability or it would reasonably be expected that a Loan Party will have actual liability for such withdrawal liability; the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan to which any Loan Party or ERISA Affiliate contributes or is obligated to contribute; or the receipt by any Loan Party or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g)                               the Borrower, any of its Subsidiaries or an ERISA Affiliate incurring any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Euro” and “€” shall mean the single currency of the Participating Member States.

“Eurodollar” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Loss” shall mean, with respect to any Collateral, any (1) Casualty of such Collateral, (2) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such Collateral) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of $10,000,000.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess, if any, of:

(a)                               the sum, without duplication, of:

(i)                              Consolidated Net Income for such fiscal year (but excluding, to the extent included in arriving at such Consolidated Net Income, the net cash proceeds of any Casualty or Condemnation Event);

(ii)                               the aggregate net amount of all non-cash charges and losses (including depreciation expense, amortization expense and writedowns of intangible assets and properties, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or a write-off or write-down or reserve with respect to current assets) deducted in arriving at such Consolidated Net Income;

(iii)                          any cash dividends or distributions actually paid from any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method for such fiscal year;

(iv)                              net decreases in Consolidated Working Capital for such fiscal year (but excluding any such decrease in Consolidated Working Capital arising from a permitted acquisition or dispositions of any Person by the Borrower and/or any Restricted Subsidiary during such fiscal year, the application of purchase accounting or any writedown or impairment);

(v)                              the aggregate amount of all net after tax non-cash losses realized upon asset dispositions (other than in the ordinary course of business) deducted in arriving at such Consolidated Net Income; and

(vi)                              cash payments received by the Borrower and its Restricted Subsidiaries in respect of Swap Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income, over

(b)                              the sum, without duplication, of:

(i)                              the aggregate net amount of all non-cash credits and gains (but excluding any such non-cash credit in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) included in arriving at such Consolidated Net Income;

(ii)                               the income or loss of any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method for such fiscal year;

(iii)                                the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and acquisitions of Intellectual Property (excluding the principal amount of Indebtedness incurred in connection with such expenditures (other than Indebtedness under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries));

(iv)                              the aggregate amount of all (x) regularly scheduled principal payments of Indebtedness (including the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year and (y) permitted principal payments of Indebtedness (excluding the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than, in each case, in respect of any revolving credit facility (including the ABL Credit Agreement) to the extent there is not an equivalent permanent reduction in commitments thereunder);

(v)                              net increases in Consolidated Working Capital for such fiscal year (but excluding any such increase in Consolidated Working Capital arising from a permitted acquisition or disposition of any Person by the Borrower and/or any of its Restricted Subsidiaries, the application of purchase accounting or any writedown or impairment);

(vi)                              the aggregate amount of all net after tax non-cash gains realized upon asset dispositions (other than in the ordinary course of business) included in arriving at such Consolidated Net Income;

(vii)                           cash payments by the Borrower and Restricted Subsidiaries during such fiscal year in respect of any liability of the Borrower or any Restricted Subsidiary (other than Indebtedness) to the extent that such payments are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (excluding the principal amount of Indebtedness incurred in connection with such payments (other than Indebtedness under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries));

(viii)                               without duplication and solely to the extent financed with Internally Generated Cash Flow of the Borrower or its Restricted Subsidiaries, the aggregate amount of expenditures made in cash during such fiscal year pursuant to clause (4), (6), (7), (9) and (11) of Section 6.06(b) and clauses (3), (8), (16) and (20) of the definition of “Permitted Investments;”

(ix)                              without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions, other Investments permitted hereunder or permitted Capital Expenditures, in each case, to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(x)                              the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income;

(xi)                              the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from Internally Generated Cash Flow of the Borrower or its Restricted Subsidiaries to the extent that such expenditures are not expensed during such fiscal year and are not deducted in calculating Consolidated Net Income;

(xii)                           cash expenditures in respect of Swap Obligations made during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

(xiii)                       the amount of any refund of closing payments or the amount of any license buyout, license termination, contract termination, facilities closure or lease termination payments, in each case, made in cash during such fiscal year, to the extent such payments are not expensed and are not deducted in calculating Consolidated Net Income; and

(xiv)                       the amount of cash taxes paid during such fiscal year, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such fiscal year.

“Excess Cash Flow Period” shall have the meaning assigned to such term in Section 2.13(b).

“Excess Proceeds” shall have the meaning assigned to such term in Section 2.13(a).

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (4)(iii) of Section 6.06(a).

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)) or (ii) is imposed on amounts payable to such recipient at the time such recipient designates a new lending office, except to the extent that such recipient (or its assignor, if any) was entitled, at the time of such assignment or designation of a new lending office, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.20, (d) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.20(e), or (e) any U.S. federal withholding Tax imposed under FATCA.

“Existing Indebtedness” shall mean any Indebtedness (other than Indebtedness under (a) the ABL Credit Agreement and (b) the 2019 Senior Secured Note Indenture) listed on Schedule 6.01(b) attached hereto.

“Extended Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Extended Term Loan, as set forth in the applicable Extension Offer.

“Extended Term Loans” has the meaning specified in Section 2.24(a).

“Extending Lender” has the meaning specified in Section 2.24(a).

“Extension” has the meaning specified in Section 2.24(a).

“Extension Offer” has the meaning specified in Section 2.24(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and nor materially more onerous to comply with) and any current or future regulations or official interpretation thereof and any agreements (including, for the avoidance of doubt, any intergovernmental agreements) entered into pursuant to Section 1471(b) of such Code.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Agreement) (i) if such Fair Market Value is less than $20,000,000, the Chief Financial Officer of the Borrower and (ii) if such Fair Market Value is $20,000,000 or greater, the Board of Directors of the Borrower.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter dated as of April 9, 2014, among the Borrower and the Administrative Agent.

“Fees” shall mean the fees referred to in Section 2.05(a), Section 2.05(c) and the Prepayment Fee.

“Financial Officer” of any Person shall mean the principal financial officer, chief accounting officer, vice president – finance, treasurer, assistant treasurer, controller or similar officer or position of such Person.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period, giving effect to Pro Forma Adjustments.  In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, retires, extinguishes, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect, in the good faith judgment of a Financial Officer of the Borrower, to such incurrence, assumption, guarantee, repayment, repurchase, redemption, retirement, extinguishing, defeasance or discharge of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of

(a)                               Consolidated Interest Expense of such Person for such period,

(b)                              all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person or its Restricted Subsidiaries made during such period, and

(c)                               all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person or its Restricted Subsidiaries made during such period;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Restricted Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, including Indebtedness in respect of the Loans and the ABL Credit Agreement.

“Funding Date” shall mean the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied or waived by the Administrative Agent and each Lender, which date shall be no later than the last day of the Initial Term Loan Commitment Period.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Closing Date.  At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; and provided, further that GAAP shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP as in effect on the Closing Date to be classified as indebtedness or a finance or capital lease.

“Government Official” shall have the meaning assigned to such term in Section 3.24(a).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Parties” shall have the meaning assigned to such term in the Guaranty.

“Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or becomes a party to the Guaranty in accordance with the terms of this Agreement.

“Guaranty” shall mean the guaranty made by the Guarantors in favor of the Guaranteed Parties, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12 or 5.15.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law.

“IFRS” shall mean the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrower to change GAAP to IFRS; provided that IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under GAAP as in effect on the Closing Date to be classified as indebtedness or a finance or capital lease.

“Increased Amount” shall have the meaning assigned to such term in Section 6.02(c).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(b)(24).

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the sum of (i) $100,000,000 plus (ii) an amount of additional Incremental Term Loan Commitments or Incremental Equivalent Debt such that, as of the most recently completed period of four consecutive fiscal quarters ending prior to the date of the incurrence of the Incremental Term Loans in respect of such Incremental Term Loan Commitments or Incremental Equivalent Debt, for which the financial statements required by Section 5.04(a) or 5.04(b) have been delivered, after giving pro forma effect to such incurrence and to any other event occurring after such period in accordance with the definition of Pro Forma Adjustments, as if such incurrence (and the use of proceeds therefrom) or other event, as applicable, had been made as of the first day of such period, the Consolidated Total Secured Debt Ratio of the Borrower is equal to or less than 3.75 to 1.00; provided that, solely for purposes of calculating the ratio under clause (ii) above, (i) the cash proceeds of any such Indebtedness shall be excluded for purposes of netting unrestricted cash and Cash Equivalents permitted under the definition of “Consolidated Total Secured Debt Ratio,” and (ii) any Incremental Equivalent Debt and any Permitted Refinancing Indebtedness incurred pursuant to clause (5) of Section 6.01(b) in respect thereof or in respect of any Incremental Term Loans (whether secured or unsecured) shall be deemed to be secured.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).  Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“incur” and “incurrence” shall have the meanings assigned to such term in Section 6.01(a).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)                               in respect of borrowed money:

(b)                              evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)                               in respect of banker’s acceptances;

(d)                              representing Capitalized Lease Obligations or Attributable Debt in respect of Sale and Lease-Back Transactions;

(e)                               representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed but excluding other accrued liabilities being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; or

(f)                                representing any Swap Obligations,

if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP; provided that for the avoidance of doubt, any Guarantee by the Borrower or any Restricted Subsidiary of obligations of another Person that do not constitute Indebtedness of such Person shall not constitute Indebtedness of the Borrower or a Restricted Subsidiary.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), except for any pledge of the Equity Interests of an Unrestricted Subsidiary as permitted by clause (20) of the definition of Permitted Liens, and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination or (y) the amount of such Indebtedness and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the term “Indebtedness” will not include (a) in connection with the purchase by the Borrower or of its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; (b) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; or (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Term Loan Commitment” shall mean, as to each Lender, its obligation to make Initial Term Loans to the Borrower on the Funding Date pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment.”  The aggregate principal amount of the Initial Term Loan Commitments on the Closing Date is $400,000,000.

“Initial Term Loan Commitment Period” shall mean the period commencing on the Closing Date and ending 35 days thereafter.

“Initial Term Loans” shall mean the term loans made by the Lenders on the Funding Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property” shall mean, collectively, (i) all rights, priorities and privileges relating to any intellectual property, whether arising under United States, multinational or foreign laws, treaties, or conventions, including know-how, patents, trademarks, internet domain names, service marks, trade names, designs, business names, copyrights, franchises, inventions, trade secrets, formulas, proprietary information and other intellectual property rights of any type (in each case whether registered or not and including all applications for the same), (ii) all rights to sue at law or in equity or otherwise recover for past, present and/or future infringement, misappropriation, dilution or other violation of impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and (iii) all proceeds with respect to any of the foregoing, including claims, license fees, royalties and any other fees or payments.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the Borrower, the Guarantors, the Collateral Agent, the Administrative Agent and JPMorgan Chase Bank, N.A., as administrative agent and U.S. collateral agent under the ABL Credit Agreement (or any successor thereto), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the first Business Day of each January, April, July and October, and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6, (or if consented to by all Lenders, 12 months or a shorter period) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest

Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash Flow” shall mean cash flow generated from the operations of the Borrower and its Restricted Subsidiaries or proceeds of Indebtedness incurred under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries.

“Investment Grade Securities” shall mean:

(1)                              securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2)                              debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3)                              investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)                              corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 6.06:

(1)                              “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x)                              the Borrower’s “Investment” in such Subsidiary at the time of such designation; less

(y)                              the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)                              any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

The amount of any Investment outstanding at any time shall be the original amount of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment.

“IP Security Agreements” shall mean (i) the Notice of Grant of Security Interest in Copyrights, (ii) the Notice of Grant of Security Interest in Patents and (iii) the Notice of Grant of Security Interest in Trademarks, each dated as of April 10, 2014, between the Collateral Agent and the grantors party thereto.

“IRS” shall mean the U.S. Internal Revenue Service or any successor agency thereto.

“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arrangers” shall mean Bank of America, N.A., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, in their capacity as joint bookrunners and joint lead arrangers in respect of the Term Facility hereunder.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, an Incremental Term Loan Assumption Agreement or a Refinancing Term Loan Amendment.

“Lender Parties” shall have the meaning assigned to such term in Section 7.02(b).

“LIBO Rate” shall mean, (a) for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) for any interest calculation with respect to a ABR Borrowing on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, hypothec, deemed or statutory trust, security interest, lien (statutory or other), preference, charge, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Guaranty, the Security Documents, the Intercreditor Agreement, each Incremental Term Loan Assumption Agreement, each Refinancing Term Loan Amendment and the Term Notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean Term Loans and Other Term Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document or (c) the rights and remedies of the Term Loan Secured Parties under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Indebtedness owed to the Borrower or one of its Restricted Subsidiaries) for borrowed money (other than the Term Loans) or commitments in respect thereof of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000.

“Material Owned Real Property” shall mean, after the Closing Date, all real property located in the United States that is owned by the Loan Parties with a fair market value (on a per property basis) in excess of $5,000,000, as determined in good faith by the Borrower.

“Maturity Date” shall mean (i) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.24, the date that is seven years after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any Tranche of Extended Term Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Tranche of Incremental Term Loans, the final maturity date as specified in the applicable Incremental Term Loan Assumption Agreement, and (iv) with respect to any Tranche of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Term Loan Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.24(b).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt, or other document creating a Lien on the Mortgaged Properties in favor of the Collateral Agent for its benefit and for the benefit of the Term Loan Secured Parties, in form and substance reasonably acceptable to the Collateral Agent, including those provided pursuant to Section 5.12.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of the Asset Sale and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account, without duplication, (1) any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale (other than Obligations under the Credit Facilities, Term Loan Obligations and Permitted Additional Pari Passu Obligations) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (3) any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the Net Asset Sale Proceeds, (b) with respect to any Event of Loss, the Net Event of Loss Proceeds and (c) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Event of Loss Proceeds” shall mean, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents, (b) insurance proceeds, (c) Condemnation Awards or (d) damages awarded by any judgment, in each case received by the Borrower or any Restricted Subsidiary from such Event of Loss, net of (1) out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal or insurance adjuster fees and relocation fees incurred as a result thereof), (2) taxes paid or payable as a result thereof (after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements), (3) any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss (other than Indebtedness under the Loan Documents), (4) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon (other than the Term Loan Secured Parties), (5) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, and (6) any cash escrows in connection with reserves or indemnities (until released).

“Non-Guarantor Restricted Subsidiary” shall have the meaning assigned to such term in Section 5.15.

“Obligations” shall mean any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement whether or not a claim for post-petition interest is allowed in such proceeding), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“Officer” shall mean President, Chief Executive Officer, any Financial Officer, any Executive Vice President, any Senior Vice President, General Counsel or Secretary of the Borrower.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by one Officer of the Borrower, who must be the President, Chief Executive Officer, Chief Financial Officer or any Executive Vice President or Senior Vice President of the Borrower, that meets the requirements set forth in this Agreement.

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Original Loan Maturity Date” shall have the meaning assigned to such term in the definition of “Maturity Date” set forth herein.

“Other Connection Taxes” shall mean, with respect to any recipient of a payment hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other recording, filing, excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.21(a)).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Participating Member State” shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean the purchase or other acquisition of all or substantially all of the assets of, all of the Equity Interests of, or a business unit, a line of business, a product line or division of any Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result or a merger or consolidation), in each case that is permitted under the terms of this Agreement.

“Permitted Additional Pari Passu Obligations” shall mean the Refinancing Notes and the Incremental Equivalent Debt, in each case, to the extent secured by Liens on the Collateral ranking pari passu with the Liens securing the Term Loan Obligations.

“Permitted Business” shall mean any business the majority of whose revenues derive from (a) the design, sourcing, licensing selling and marketing (including, but not limited to, operating Stores) of fashion apparel and accessories, including but not limited to, handbags, jewelry, small leather goods, shoes, fragrances, cosmetics and home products, (b) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, any such business or (c) any business that in the Borrower’s good faith business judgment constitute a reasonable diversification of the businesses conducted by the Borrower and its Restricted Subsidiaries.

“Permitted Indebtedness” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted Investments” shall mean:

(1)                              any Investment in the Borrower or a Restricted Subsidiary; provided that such Investment shall not consist of a transfer of Term Priority Collateral unless such transfer is to the Borrower or a Guarantor;

(2)                              any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)                              any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(a)                               such Person becomes a Restricted Subsidiary of the Borrower; or

(b)                              such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4)                              any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.05(c) or any other disposition of assets not constituting an Asset Sale;

(5)                              any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(6)                              any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes;

(7)                              Investments represented by Permitted Swap Obligations;

(8)                              loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower, (b) required by applicable employment laws loans and (c) other loans and advances not to exceed $5,000,000 at any one time outstanding;

(9)                              repurchases or prepayments of the 2019 Senior Secured Notes and the Loans;

(10)                      any Investment of the Borrower or any of its Restricted Subsidiaries existing on the Closing Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date;

(11)                      Guarantees otherwise permitted by this Agreement;

(12)                      receivables owing to the Borrower or any of its Restricted Subsidiaries, prepaid expenses, and lease, utility, workers’ compensation and other deposits, if created, acquired or entered into in the ordinary course of business;

(13)                      payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14)                      Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment pursuant to joint marketing, joint development or similar arrangements with other Persons;

(15)                      advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;

(16)                      Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made during any fiscal year pursuant to this clause that are at that time outstanding not to exceed $20,000,000, net of any return of or on any Investments made pursuant to this clause received by the Borrower or any Restricted Subsidiary during such fiscal year (provided that (i) up to $20,000,000 able to be invested pursuant to this clause in any fiscal year and not so invested may be carried over to the next fiscal year; and (ii) any amount able to be invested in the next succeeding fiscal year may be carried backward to the current fiscal year, which amount carried backward may no longer be used in such future fiscal year);

(17)                      Investments resulting from the acquisition of a Person, otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(18)                      reclassification of any Investment initially made in (or reclassified as) one form into another (such as from equity to loan or vice versa); provided in each case that the amount of such Investment is not increased thereby;

(19)                      any Investment in any Subsidiary of the Borrower or any joint venture in the ordinary course of business in connection with intercompany cash management arrangements or related activities;

(20)                      other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of (x) $35,000,000 and (y) 4.00% of Consolidated Total Assets, in each case, net of any return of or on such Investments received by the Borrower or any Restricted Subsidiary;

(21)                      the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by the Borrower or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction;

(22)                      the pledge of the Equity Interests of an Unrestricted Subsidiary as security for Indebtedness that is permitted by clause (20) of the definition of “Permitted Liens”;

(23)                      the licensing for value or contribution for equity or other consideration to a joint venture engaged in a Permitted Business in jurisdictions other than the United States of intellectual property rights relating to the jurisdictions in which such joint venture operates or proposes to operate; and

(24)                      guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or in connection with facilities closure activities.

“Permitted Liens” shall mean, with respect to any Person:

(1)                              any Lien (whose priority shall be governed by the Intercreditor Agreement) securing Obligations in respect of the ABL Credit Agreement or any other Credit Facility so long as the aggregate principal amount outstanding under the ABL Credit Agreement and any other such Credit Facility does not exceed the principal amount which could be borrowed under Section 6.01(b)(1);

(2)                              (i) Liens created under the Loan Documents, (ii) Liens on Collateral subject to the Intercreditor Agreement (or, in the case of junior Liens, subject to an intercreditor agreement reasonably acceptable to the Administrative Agent and the Collateral Agent) securing any Refinancing Term Loans and Refinancing Notes (or any Obligations in respect thereof) incurred pursuant to Section 6.01(b)(23) and secured in accordance with Section 2.23(a) and (iii) Liens on Collateral subject to the Intercreditor Agreement (or, in the case of junior Liens, subject to an intercreditor agreement reasonably acceptable to the Administrative Agent and the Collateral Agent) securing any Incremental Equivalent Debt (or any Obligations in respect thereof) incurred pursuant to and secured in accordance with Section 6.01(b)(24).

(3)                              Liens in favor of the Borrower or the Guarantors;

(4)                              Liens (x) on property or Equity Interests of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or (y) on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Restricted Subsidiary of the Borrower, provided, in each case, that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Borrower or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or a Restricted Subsidiary of the Borrower (plus improvements and accessions to such property or proceeds or distributions thereof);

(5)                              Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary of the Borrower (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(6)                              Liens and deposits to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)                              Liens to secure Indebtedness (including Capitalized Lease Obligations) or Attributable Debt permitted by clause (4) of Section 6.01(b) and related Obligations covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(8)                              Liens existing on the Closing Date and listed on Schedule 1.01(b), securing Indebtedness permitted by Section 6.01(b)(2), provided that no such Lien is spread to cover any additional property after the Closing Date (other than improvements and accessions to such property or proceeds or distributions thereof) and that the amount of Indebtedness secured thereby is not increased;

(9)                              Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)                      Liens consisting of carriers’, warehousemen’s, landlord’s and mechanics’, suppliers’, materialmen’s, repairmen’s and similar Liens not securing Indebtedness or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case, incurred in the ordinary course of business, in each case which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)                      any state of facts an accurate survey would disclose, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-way or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities and other similar purposes, zoning or other restrictions as to the use of real property or minor defects in title, which were not incurred to secure payment of Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)                      Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary or any other Restricted Subsidiary that is not a Guarantor permitted by this Agreement;

(13)                      Liens to secure any Permitted Refinancing Indebtedness incurred to refinance secured Indebtedness permitted to be incurred under this Agreement (other than the ABL Obligations or the Term Loan Obligations); provided, however, that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(14)                      Liens or leases or licenses or sublicenses or subleases as licensor, lessor, sublicensor or sublessor of any of its property, including Intellectual Property, entered into in the ordinary course of business;

(15)                      Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Borrower or any Subsidiary of the Borrower;

(16)                      Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance or securing letters of credit issued in the ordinary course of business;

(17)                      judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(18)                      Liens on (a) assets other than those constituting Collateral securing Permitted Swap Obligations and (b) assets constituting Collateral securing Permitted Swap Obligations to the extent that the Indebtedness to which the Swap Obligations relate is permitted to be secured by Collateral pursuant to this Agreement;

(19)                      any interest or title of a lessor, licensor or sublicensor under any lease, license or sublicense of the property of the Borrower and its Subsidiaries, including Intellectual Property, as applicable;

(20)                      Liens on the Equity Interests of an Unrestricted Subsidiary of the Borrower or of a Person that is not a Subsidiary of the Borrower securing Indebtedness of such Unrestricted Subsidiary or other Person if recourse to the Borrower and its Restricted Subsidiaries with respect to such Indebtedness is limited to such Equity Interests;

(21)                      Liens in favor of collecting or payor banks having a right of set off, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(22)                      any obligations or duties affecting any of the property of the Borrower or any of its Restricted Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not impair the use of such property for the purposes for which it is held;

(23)                      Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payment pursuant to any contract or statute, not yet due and payable;

(24)                      restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(25)                      options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(26)                      Liens consisting of any Law requiring the Borrower or any of its Restricted Subsidiaries to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public lands or any river or stream or navigable waters;

(27)                      Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries that is permitted under Section 6.01;

(28)                      the grant of buy-out options to licensees of trademarks and other Intellectual Property pursuant to license agreements entered into in the ordinary course of business; provided that the exercise of such option is permitted by Section 6.05(c);

(29)                      Liens on the unearned premiums under the insurance policies permitted by clause (15) of Section 6.01(b) securing Indebtedness incurred pursuant to clause (15) of Section 6.01(b);

(30)                      any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(31)                      Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(32)                      any netting or set-off arrangements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Borrower or any Restricted Subsidiary of the Borrower, including pursuant to any cash management agreement;

(33)                      Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(34)                      leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and other

Liens on real property incidental to the conduct of the business of the Borrower and its Restricted Subsidiaries that do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the Borrower’s business;

(35)                      Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or other precautionary UCC financing statement filings;

(36)                      Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(37)                      Liens on assets of a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(38)                      Liens not otherwise permitted hereunder securing Indebtedness that does not, in the aggregate, exceed $25,000,000 at any one time outstanding, together with any other Obligations not constituting Indebtedness related thereto; and

(39)                      Liens securing Indebtedness permitted pursuant to clause (25) of Section 6.01(b) and other Obligations not constituting Indebtedness related thereto.

“Permitted Refinancing Indebtedness” shall mean with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued, incurred or otherwise obtained in exchange for or as a replacement of (in whole or in part), or the net proceeds of which are used for the purposes of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such incurrence except by an amount equal to accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to any Refinanced Indebtedness incurred pursuant to Section 6.01(b)(4), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Refinanced Indebtedness; (c) if the Refinanced Indebtedness is subordinated in right of payment to the Term Loan Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Term Loan Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing such Refinanced Indebtedness; (d) if the Refinanced Indebtedness is secured by Collateral, such Permitted Refinancing Indebtedness is, if secured, subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders (including as to the applicable Collateral) as those contained in the documentation governing the Refinanced Indebtedness; (e) the terms and conditions (including, if applicable, as to collateral) of any such Permitted Refinancing Indebtedness are either (i) customary for similar debt financings in light of then-prevailing market conditions (it being understood that such Permitted Refinancing Indebtedness shall not include any financial maintenance covenants and that any negative covenants shall be incurrence-based) or (ii) not materially less favorable to the Loan Parties, taken as a whole, than the terms and conditions of the Refinanced Indebtedness (provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Permitted Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects); (f) such Permitted Refinancing Indebtedness may not have guarantors, obligors or security in any case more extensive than that which applied to such Refinanced Indebtedness; and (g) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

“Permitted Swap Obligations” shall mean any Swap Obligations that would constitute Permitted Indebtedness pursuant to clause (8) of Section 6.01(b).

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” shall have the meaning assigned to such term in Section 2.13(g).

“Prepayment Date” shall have the meaning assigned to such term in Section 2.13(g).

“Prepayment Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Pro Forma Adjustments” shall be calculated on the following basis:

(1)                              acquisitions, dispositions, discontinued operations or other operational changes that have been made by the specified Person or any of its Restricted Subsidiaries, including through Investments, mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect, in the good-faith judgment of the Financial Officer of the Borrower, as if they had occurred on the first day of the four-quarter reference period, and such pro forma calculations may reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event based on actions to be taken within 12 months after the relevant event (to the extent set forth in an Officer’s Certificate in reasonable detail, including the cost and timing of such expense reductions or other operating improvements or synergies), in each case, net of all costs required to achieve such expense reduction or other operating improvement or synergy;

(2)                              the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                              the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)                              any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)                              any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)                              if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Obligation applicable to such Indebtedness if such Swap Obligation has a remaining term as at the Calculation Date in excess of 12 months).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of the computation of any ratio under this Agreement, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

“Public Lender” shall have the meaning assigned to such term in Section 5.04.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by the Borrower, any of its Restricted Subsidiaries or any of their respective Subsidiaries pursuant to which the Borrower, such Restricted Subsidiaries or any of their respective Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Borrower, Restricted Subsidiaries or any such Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower, its Restricted Subsidiaries or any of their respective Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Entity” shall mean a Subsidiary of the Borrower or any Restricted Subsidiary that engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors (as provided below) as a Receivables Entity.  Any such designation by the Board of Directors will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Facility” shall mean one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Restricted Subsidiaries pursuant to which the Borrower, such Restricted Subsidiaries or any of their respective Subsidiaries engages in Qualified Receivables Transactions.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Refinanced Indebtedness” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness” set forth herein.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as in effect on Refinancing Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Refinancing Note Holder” shall have the meaning assigned to such term in Section 2.23(b).

“Refinancing Notes” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to convert Term Loans (including Incremental Term Loans) into a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Refinancing Term Loans.

“Refinancing Term Loan Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Refinancing Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Refinancing Term Loan, as set forth in the applicable Refinancing Term Loan Amendment.

“Refinancing Term Loan Series” shall have the meaning assigned to such term in Section 2.23(b).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the outdoor or indoor environment.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the thirty (30)-day notice period is waived under applicable regulations.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution, conversion or replacement of all or a portion of the Term Loans other than in connection with a transaction that results in a Change in Control with the incurrence by the Borrower or any Restricted Subsidiary of any debt financing having a weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBO Rate) that is less than the weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through Refinancing Term Loans or any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Initial Term Loan Commitments, Incremental Term Loan Commitments and Refinancing Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Initial Term Loan Commitments, Incremental Term Loan Commitments and Refinancing Term Loan Commitments at such time.

“Required Percentage” shall have the meaning assigned to such term in Section 2.13(b).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06(a).

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Returns” shall have the meaning assigned to such term in Section 3.14.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sale of Term Priority Collateral” shall mean any Asset Sale to the extent involving a sale, lease or other disposition of Term Priority Collateral.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the U.S. Securities and Exchange Commission, and any successor agency thereto.

“Secured Parties” shall have the meaning assigned to the term “Secured Parties” in the Security Agreement.

“Security Agreement” shall mean the Security Agreement dated as of April 10, 2014, by and among the Borrower, the guarantors party thereto, and the Collateral Agent, as the same may be further amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” shall mean the Security Agreement, the Mortgages, the IP Security Agreements, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” shall mean any Restricted Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” shall mean any business or other activities conducted, or proposed to be conducted, by the Borrower and its Subsidiaries on the Closing Date or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Solvent” shall mean, with respect to any Person, at any date, that (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted on such date and is proposed to be conducted following such date.  The amount of any contingent liability at any time shall be computed as the amount that at such time would reasonably be expected to become an actual and matured liability.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of such documentation, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Store” shall mean any retail or outlet store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Subordinated Indebtedness” shall mean (a) with respect to the Borrower, any Indebtedness of the Borrower that is by its terms subordinated in right of payment to the Loans, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor provided under the Guaranty. For the avoidance of doubt, Indebtedness shall not be deemed to be “subordinated in right of payment” or “contractually subordinated” or “subordinated by its terms” to other Indebtedness (i) due to such Indebtedness being secured by a Lien of lower priority than that securing such other Indebtedness, (ii) due to such Indebtedness being unsecured and such other Indebtedness being secured by a Lien or (iii) due to such Indebtedness being “structurally” subordinated to such other Indebtedness.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Successor Company” shall have the meaning assigned to such term in Section 6.05(a)(i).

“Successor Person” shall have the meaning assigned to such term in Section 6.05(b).

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Agreements” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the term loan facility provided for by this Agreement.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments and the Refinancing Term Loan Commitments.

“Term Loan Obligations” shall mean the Obligations under this Agreement and the other Loan Documents.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loan Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Lenders and their respective permitted successors and assigns.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) in respect of the Lenders’ Term Loan Commitments.  Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans, any Refinancing Term Loans and any Extended Term Loans.

“Term Note” shall mean a promissory note made by the Borrower in favor of a Lender, evidencing Term Loans made by such Lender, substantially in the form of Exhibit I.

“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Ticking Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Tranche” shall mean the respective facilities and commitments utilized in making initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Assumption Agreements in accordance with the relevant requirements specified in Section 2.22 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.23, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.23(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans, and after giving effect to any Extension Offer pursuant to Section 2.24, shall include any group of Extended Term Loans extending the same Initial Tranche having the same Maturity Date, interest rate and fees.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Term Loans, (b) the redemption of the entire outstanding amount of the 2019 Senior Secured Notes, (c) the execution, delivery and performance by the Loan Parties of the ABL Documents to which they are a party and (d) the payment of related fees and expenses.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Term Loan Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” and “U.S.” shall mean the United States of America.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(e)(B)(ii).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (ii) such designation complies with the covenant described in Section 6.06, (iii) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary, (iv) no Default or Event of Default shall have occurred and be continuing and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any ABL Documents or any junior financing, as applicable. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) either (x) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a), or (y) the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.  Any such designation by the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1)        the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)        the sum of all such payments.

“Wholly Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

Section 1.02     Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property”

shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement and the other Loan Documents, (b) references to organizational documents, agreements and other contractual instruments (other than any Loan Document) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto to the extent that such amendments, restatements, extensions, supplements and modifications are permitted by the Loan Documents, (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and (d) any reference in this Agreement to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.03     Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement (other than as expressly provided in this Agreement) shall be made in accordance with the definition of “Pro Forma Adjustments” and shall include adjustments required by the definition of Consolidated EBITDA.

Section 1.04     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Other Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Other Term Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.05     Currency Equivalents Generally.  Unless otherwise set forth herein, any amount specified in this agreement in Dollars shall include the Equivalent in Dollars of such amount in any foreign currency and if any amount described in this Agreement is comprised of amounts in Dollars and amounts in one or more foreign currencies, the Equivalent in Dollars of such foreign currency amounts shall be used to determine the total.  For purposes of this Section 1.05, “Equivalent” in Dollars of any foreign currency on any date shall mean the equivalent in Dollars of such foreign currency by using the applicable spot rate set forth on the Bloomberg Cross Currency Rates Page for such currency.  Notwithstanding anything herein to the contrary, for purposes of determining compliance with Sections 6.01, 6.02 and 6.06, with respect to any amount of Indebtedness or other obligation or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness, obligation or Investment is incurred or committed, in the case of revolving credit Indebtedness (so long as such Indebtedness or Investment, at the time incurred, committed, made or acquired, was permitted hereunder); provided, that if Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.  For purposes of determining the Consolidated Total Debt Ratio and the Consolidated Total Secured Debt Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the applicable measurement period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

ARTICLE 2

THE CREDITS

Section 2.01     Commitments.

(a)        Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Funding Date in a principal amount equal to such Lender’s Initial Term Loan Commitment.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)        Each Lender having an Incremental Term Loan Commitment pursuant to Section 2.22, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02     Loans.

(a)        Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).  The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing or any Borrowing of Refinancing Term Loans, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement or Refinancing Term Loan Amendment, as applicable) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)        Subject to Sections 2.08 and 2.15 each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings (or such greater number as the Administrative Agent may agree) outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)        Each Lender shall, not later than 1:00 p.m., New York City time, make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Event set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.05(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 9.05(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.05(c).

(d)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Term Loans (or, in the case of any Borrowing of ABR Term Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at such time in accordance with this Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Term Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.03     Borrowing Procedure.  In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the Business Day of a proposed Borrowing; provided, however, that if the Borrower wishes to request Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 (noon), New York City time, four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 (noon), New York City time, three Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar

Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04     Evidence of Debt; Repayment of Loans.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)        The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

(e)        Any Lender may request that Term Loans made by it hereunder be evidenced by a Term Note.  In such event, the Borrower shall execute and deliver to such Lender a Term Note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a Term Note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more Term Notes payable to the payee named therein or its registered assigns.

Section 2.05     Fees.

(a)        The Borrower shall pay (i) to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein and (ii) to the Administrative Agent for the account of the relevant Lenders such fees as shall have been separately agreed between the Borrower and the Lead Arrangers in respect of this Agreement and the transactions contemplated hereby in the amounts and at the times so agreed.

(b)        In the event that the Term Loans are prepaid in whole or in part pursuant to Section 2.12(a) or Section 2.13(c), or in the event of an assignment of Term Loans pursuant to Section 2.21(a)(iv), in each case, in connection with a Repricing Transaction on or prior to the six month anniversary of the Closing Date, the Borrower shall pay to the relevant Lenders a prepayment fee (the “Prepayment Fee”) equal to 1.00% of the principal amount so prepaid or assigned.

(c)        The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fee”) for the period from and including May 10, 2014 to but including the earlier of (i) the Funding Date and (ii) the date on which the Initial Term Loan Commitments terminate (or are otherwise reduced to zero), computed at a rate of 1.50% per annum on the aggregate daily amount of the unused Initial Term Loan Commitment of each Lender during such period, such fee to be earned and payable on the earlier of the Funding Date and the date the Initial Term Loan Commitments terminate in their entirety or are otherwise reduced to zero (it being understood that the Ticking Fee shall be calculated on the basis of a 360 day year for the actual days elapsed during such period).

(d)        All such Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06     Interest on Loans.

(a)        Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to Bank of America’s “prime rate” and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)        Subject to the provisions of Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)        Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07     Default Interest.  If the Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amounts shall, unless otherwise agreed by the Required Lenders, automatically (without the need of any vote by the Required Lenders) bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to Bank of America’s “prime rate” and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum (the “Default Rate”).

Section 2.08     Alternate Rate of Interest.  If in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan or (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed ABR Loan, or (b) the Required Lenders determine that for any reason the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Alternate Base Rate, the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders in the case of clause (b) above) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09     Termination and Reduction of Commitments.

(a)        The Initial Term Loan Commitments shall automatically terminate upon the earlier of (i) the making of the Initial Term Loans as specified in Section 2.01(a) and (ii) the end of the Initial Term Loan Commitment Period.  Any Incremental Term Loan Commitments or Refinancing Term Loan Commitments shall terminate as provided in the related Incremental Term Loan Assumption Agreement or Refinancing Term Loan Amendment, as applicable.

(b)        Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments of any Tranche; provided, however, that each partial reduction of the Term Loan Commitments of any Tranche shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c)        Each reduction in applicable Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Term Loan Commitments.

Section 2.10     Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, on the Business Day of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

 (i)        each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)        if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type; and

(iii)       each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)       if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v)        any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)       any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)      no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(viii)     upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan;

provided, however, that, with respect to clauses (b) and (c) above, if the Borrower wishes to request a conversion or continuation in connection with a Eurodollar Borrowing having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 (noon), New York City time, four Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and, not later than 12:00 (noon), New York City time, three Business Days before the requested date of such conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this

Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as an ABR Borrowing.

Section 2.11     Repayment of Term Borrowings.

(a)        (i)  The Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, on the first Business Day of each January, April, July and October (or, in the case of the last installment, on the Maturity Date) (each such date being called a “Repayment Date”), commencing on October 1, 2014, a principal amount of the Term Loans (other than any Other Term Loans, Refinancing Term Loans or Extended Term Loans) equal to 0.25% of the original aggregate principal amount of the Term Loans on the Funding Date (as adjusted from time to time pursuant to Sections 2.12, 2.13(e) and 2.22(d)) and as increased as a result of any increase in the amount of Term Loans (other than with respect to any Other Term Loans) pursuant to Section 2.22 (such increased amortization payments to be calculated in the same manner as the Term Loans made on the Funding Date), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)        The Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iii)        The Borrower shall pay to the Administrative Agent, for the account of the applicable Refinancing Term Loan Lenders, on each Refinancing Term Loan Repayment Date, a principal amount of the Refinancing Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Refinancing Term Loan Amendment, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(iv)        The Borrower shall pay to the Administrative Agent, for the account of the applicable Extending Lenders, on each Extended Term Loan Repayment Date, a principal amount of the Extended Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Extension Offer, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)        [Reserved].

(c)        To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date applicable to such Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)        All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

Section 2.12     Voluntary Prepayment.

(a)        The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Term Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.

(b)        Voluntary prepayments of Loans shall be applied as directed by the Borrower against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

(c)        Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing in the amount stated therein on the date stated therein; provided, however, that a notice of prepayment delivered by the Borrower under this Section 2.12 may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or the consummation of other transactions or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension.  All prepayments under this Section 2.12 shall be subject to Sections 2.05(b) and 2.16 but otherwise without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13     Mandatory Prepayments.

(a)        Within 365 days after the receipt of any Net Cash Proceeds from any Sale of Term Priority Collateral or Event of Loss in respect of Term Priority Collateral by the Borrower or any Restricted Subsidiary, the Borrower (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Cash Proceeds at its option:

(i)         to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business, if, after giving effect to any such acquisition, such Permitted Business is owned by the Borrower or a Guarantor and such Permitted Business includes Term Priority Collateral with a Fair Market Value at least equal to the Fair Market Value of the Term Priority Collateral disposed of in the applicable Sale of Term Priority Collateral or subject to such Event of Loss; provided that the assets (including Capital Stock) acquired with the Net Asset Sale Proceeds of a disposition of Collateral are pledged as Collateral as required and as provided under the Security Documents;

(ii)        to make capital expenditures on assets that constitute Term Priority Collateral;

(iii)       to acquire other assets that are pledged as Term Priority Collateral and designated to the Collateral Agent as such, and that are used or useful in a Permitted Business;

(iv)       to repay Permitted Additional Pari Passu Obligations in an amount not to exceed the product of (A) the quotient equal to (x) the principal amount of Permitted Additional Pari Passu Obligations then outstanding divided by (y) the sum of (1) the principal amount of Permitted Additional Pari Passu Obligations then outstanding and (2) the aggregate principal amount of Term Loans then outstanding, multiplied by (y) the Net Cash Proceeds received from such Sale of Term Priority Collateral or Event of Loss with the remaining Net Cash Proceeds applied to repay the Loans in accordance with clauses (e) and (f) below; and/or

(v)        to repay, prepay or otherwise acquire for value Term Loan Obligations;

provided, that any binding commitment to apply Net Cash Proceeds to invest in accordance with clause (i), (ii) or (iii) of this Section 2.13(a) shall be treated as a permitted final application of Net Cash Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment, provided, further, that if such commitment is later cancelled, terminated or otherwise not consummated after the 365-day period for any reason, then such Net Cash Proceeds shall constitute Excess Proceeds (as defined below).  For purposes of this Section 2.13(a), the Net Cash Proceeds attributable to the sale of a group of assets consisting of both Term Priority Collateral and assets that are not Term Priority Collateral shall be deemed to be Net Cash Proceeds from Term Priority Collateral and such other assets, respectively, based on the Fair Market Value of the Term Priority Collateral and such other assets (as determined in good faith by the Borrower, which determination shall be conclusive absent manifest error).

Any such Net Cash Proceeds not applied within the deadlines described in the preceding paragraphs of this Section 2.13(a) shall constitute “Excess Proceeds”; provided that, at its option, the Borrower may characterize any Net Cash Proceeds from a Sale of Term Priority Collateral or an Event of Loss as Excess Proceeds prior to the expiration of such deadlines. When the aggregate amount of Excess Proceeds exceeds $15,000,000 (or, at the option of the Borrower, at an earlier time), the Borrower shall, in accordance with Sections 2.13(e) and 2.13(f) and subject to Section 2.13(g), prepay the Term Loans with all such Excess Proceeds.  After such prepayment (or election by any Lenders not to accept such prepayment pursuant to Section 2.13(g)), the Borrower may apply any such Excess Proceeds remaining in any manner permitted by this Agreement, and the amount of Excess Proceeds shall be reset to zero.

(b)        No later than five Business Days after the date on which the annual financial statements are, or are required to be, delivered pursuant to Section 5.04(a) with respect to a fiscal year of the Borrower, commencing with the fiscal year ending January 2, 2016 (each such fiscal year, an “Excess Cash Flow Period”), the Borrower shall prepay outstanding Loans in accordance with Sections 2.13(e) and 2.13(f) in an aggregate principal amount equal to (x) 50% (such percentage, as it may be adjusted below, the “Required Percentage”) of Excess Cash Flow for such Excess Cash Flow Period minus (y) the sum of (without duplication of any amounts previously deducted pursuant to this clause (y) in respect of any prior Excess Cash Flow Period) (1) the aggregate amount of all voluntary prepayments of Loans made pursuant to Section 2.12 during such Excess Cash Flow Period, (2) the aggregate amount of cash spent to acquire Loans in accordance with Section 9.04(b)(6) during such Excess Cash Flow Period and (3) the sum of (A) the aggregate amount of all voluntary prepayments of Loans made pursuant to Section 2.12 and (B) the aggregate amount of cash spent to acquire Loans in accordance with Section 9.04(b)(6), in each case during the period after the end of such Excess Cash Flow Period but before the date of such prepayment under this Section 2.13(b), but only, in each case under this clause (y), to the extent that such prepayments or acquisitions do not occur in connection with a refinancing of all or any portion of the Indebtedness prepaid; provided that the Required Percentage shall be reduced to (i) 25% if the Consolidated Total Debt Ratio as of the last day of the applicable Excess Cash Flow Period was less than 2.75 to 1.00 and (ii) 0% if the Consolidated Total Debt Ratio as of the last day of the applicable Excess Cash Flow Period was less than 2.25 to 1.00.

(c)        In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any Restricted Subsidiary that is not permitted pursuant to Section 6.01 (or that is permitted pursuant to clause (23) of Section 6.01(b) as to which the mandatory prepayment requirement of this Section 2.13(c) shall apply), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day after) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Sections 2.13(e) and 2.13(f).

(d)        [Reserved].

(e)        Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata among the Term Loans, the Other Term Loans, the Refinancing Term Loans and the Extended Term Loans and applied against the remaining scheduled installments of principal due in respect of the Term Loans, the Other Term Loans, the Refinancing Term Loans and the Extended Term Loans under Sections 2.11(a)(i), (ii), (iii) and (iv) respectively, as directed by the Borrower (or, if no such direction is given, in direct order of maturity) except to the extent the terms of any Other Term Loans, Refinancing Term Loans or Extended Term Loans provide for a less favorable treatment thereof.

(f)        The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the paragraph of this Section 2.13 under which such prepayment is being made, the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid, the principal amount of each Term Loan (or portion thereof) to be prepaid and the order of application of such prepayment to the remaining scheduled installments of principal in respect thereof.  All prepayments of Borrowings under this Section 2.13 shall be subject to Sections 2.05(b) and 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(g)        With respect to any prepayment of the Term Facility pursuant to this Section 2.13 (including any prepayment of Term Loans described in Section 2.13(a)(v), but excluding any prepayments of Term Loans pursuant to Section 2.13(c) with the proceeds of Indebtedness incurred under clause (23) of Section 6.01(b)), any Lender, at its option, may elect not to accept such prepayment.  Upon receipt by the Administrative Agent of any such prepayment of the Term Facility, the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) shall be deposited in an account with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be 10 Business Days after the date of such receipt.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 12:00 (noon), New York City time, on the Business Day immediately preceding the Prepayment Date.  On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in this Section 2.13 for such prepayment.  Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall, subject to any prepayment requirements of any other Indebtedness of the Borrower permitted under this Agreement, be retained by the Borrower.

Section 2.14     Reserve Requirements; Change in Circumstances.

(a)        Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (including as a result of Taxes, other than any Indemnified Taxes or Other Taxes that are indemnified under Section 2.20, or any Excluded Taxes) (whether of principal, interest or otherwise), then the Borrower will pay to such Lender upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent) such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company (other than as a result of any Indemnified Taxes or Other Taxes that are indemnified under Section 2.20, or any Excluded Taxes), if any, as a consequence of this Agreement or the Term Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail such charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)        Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender under this Section 2.14(d) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)        Notwithstanding the foregoing, increased costs due to a Change in Law resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on Borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder.

Section 2.15     Change in Legality.

(a)        Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)         such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)        such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(b)        For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16     Breakage.  The Borrower shall indemnify each Lender against any loss (other than any loss of anticipated profit or margin) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  A certificate of any Lender setting forth any amount which such Lender is entitled to receive pursuant to this Section 2.16 and the calculation of such amount in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

Section 2.17     Pro Rata Treatment.  Subject to Sections 2.13(g) and 2.15 and except as provided in Section 9.04(b)(6), each Borrowing, each payment or prepayment of principal of any Borrowing made by or on behalf of the Borrower, each payment of interest on the Loans made by or on behalf of the Borrower, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 2.18     Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall notify the Administrative Agent of such fact and promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower to a Lender in its capacity as such pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19     Payments.

(a)        All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, the Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 3:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.  All payments received by the Administrative Agent after 3:00 p.m., New York City time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)        Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative

Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)        Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

Section 2.20     Taxes.

(a)        Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that, if any applicable withholding agent determines in good faith that it shall be required by applicable Law to deduct any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable Law and (iii) to the extent that the deduction is made with respect to Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including such deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, the Collateral Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Collateral Agent or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        (A)  Each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit the Borrower or the Administrative

Agent, as the case may be, (i) to determine whether payments made hereunder or under any other Loan Document are subject to Taxes, (ii) to determine, if applicable, the required rate of withholding or deduction, and (iii) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to such Lender by the Borrower hereunder or under any other Loan Document or otherwise establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction.  Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(e)(B)(i), 2.20(e)(B)(ii) and 2.20(e)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B)       Without limiting the generality of the foregoing:

(i)         Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or before the date on which it becomes a party to this Agreement, two duly completed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)        Each Foreign Lender shall deliver to the Borrower and the Administrative Agent, to the extent it is legally entitled to do so, on or before the date on which it becomes a party to this Agreement, (and from time to time thereafter when required by Law or upon reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)        two duly completed copies of IRS Form W-8BEN (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(II)        two duly completed copies of IRS Form W-8ECI (or successor form);

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code: (x) a certificate substantially in the form of Exhibit G (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not: (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed copies of IRS Form W-8BEN (or successor form); or

(IV)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a participation), duly completed copies of IRS Form W-8IMY (or successor form), accompanied by duly completed IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), a United States Tax Compliance Certificate, IRS Form W-9 (or successor form) or other required documentation from each beneficial owner, as applicable (together with, if applicable, duly completed copies of IRS Form W-8IMY (or successor form)

of any upper-tier non-beneficial owner of such Foreign Lender) (provided that, if the Foreign Lender is a partnership and not a participating Lender, the United States Tax Compliance Certificate from the beneficial owner(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s)).

(iii)                          Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C)                            If any payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over the amount of such refund (but only to the extent of indemnification payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority; provided, further, that this subsection shall not be construed to require such Lender or the Administrative Agent to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

Section 2.21                  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)                               In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority on account of any

Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to one or more Eligible Assignees that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) unless such assignment is to a Lender, an Affiliate of a Lender or a Related Fund, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender (or, in the case of clause (iv) above, on the outstanding Loans with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification), plus all amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, (x) if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder and (y) the failure of any Lender required to transfer and assign its rights and obligations pursuant to this Section 2.21(a) to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register (and the Notes of such Lender shall be deemed to be canceled upon such failure).

(b)                              If (i) any Lender shall request compensation under Section 2.14 or (ii) any Lender delivers a notice described in Section 2.15, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Section 2.22                  Incremental Term Loans.

(a)                               The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an aggregate amount (together with the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 6.01(b)(24)) not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 7 days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”); provided that, other than with respect to the terms specified in clauses (i) through (v) of Section 2.22(b), the terms of any Other Term Loans shall be reasonably satisfactory to the Borrower and the Administrative Agent.

(b)                              The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrower, the Administrative Agent and each Incremental Term Lender shall execute and deliver an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender.  The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement.  Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date, (ii) the Weighted Average Life to Maturity of the Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then existing Term Loans, (iii) the prepayment provisions may provide for the ability to participate on a pro rata basis or less than a pro rata basis (but not greater than pro rata basis) in any voluntary and mandatory prepayments of the Term Loans, (iv) in the case of any Incremental Term Loan Commitments incurred on or prior to the date that is 12 months after the Closing Date, if (A) the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the adjusted LIBO Rate on such Other Term Loans, (y) the difference (if positive) between any LIBOR floor and the adjusted LIBO Rate applicable to such Other Term Loans and (z) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee (other than any customary arrangement, structuring, commitment, underwriting, documentation, syndication or similar fee (regardless of whether paid in whole or in part to any or all Incremental Term Lenders) or other fees not generally paid to all Incremental Term Lenders) directly or indirectly from the Borrower or any Restricted Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (1) the average life to maturity of such Other Term Loans and (2) four) exceeds (B) the sum of (x) the Applicable Margin then in effect for Eurodollar Term Loans, (y) the difference (if positive) between any LIBOR floor and the Adjusted LIBO Rate (without giving effect to clause (a) in the definition of Adjusted LIBO Rate) then in effect for Eurodollar Term Loans and (z) if the Term Loans are initially made with OID, the amount of such OID divided by four) (the amount of such excess of clause (A) over clause (B) being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased such that the Yield Differential, after giving effect to such increase, is no more than 0.50%, effective upon the making of the Other Term Loans; provided that if the ABR floor or LIBO floor for such Other Term Loans is greater than the ABR floor or LIBOR floor for the then outstanding Initial Term Loans, any resulting increase in the Applicable Margin on account of such increased ABR and/or LIBOR floor shall be implemented by increasing the ABR and/or LIBOR floor applicable to such Initial Term Loans, and (v) the Other Term Loans shall rank equal in priority in right of payment and security with the existing Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may, without the consent of any other Loan Party, Agent or Lender, revise this Agreement to evidence such amendments.

(c)                               Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (provided, that if the related Incremental Term Loans are being incurred to finance a Permitted Acquisition, the condition set forth in paragraph (b) of Section 4.01 shall be limited to customary “specified representations” that are conformed as is reasonably necessary under the circumstances of such Permitted Acquisition as set forth in the applicable Incremental Term Loan Assumption Agreement and the “specified purchase agreement representations” and the condition set forth in paragraph (c) of Section 4.01 shall be limited to there being no Event of Default under clause (b), (c) or (g) of Section 7.01 having occurred and being continuing at the time and immediately after the applicable Credit Event) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, Board Resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

(d)                              Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis.  This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis.  Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

Section 2.23                  Refinancing Facilities.

(a)                               The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”) or one or more series of debt securities (“Refinancing Notes”), which refinance, renew, replace, defease or refund, or are in exchange for, in whole or in part, one or more Tranches of Term Loans (including any Incremental Term Loans, Extended Term Loans or then existing Refinancing Term Loans) under this Agreement; provided that such Refinancing Term Loans and/or Refinancing Notes may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased, refunded or exchanged plus unpaid accrued interest and premium (if any and including any tender or prepayment premium or consent fee) thereon and upfront fees and OID, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans and/or Refinancing Notes; provided, further, that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 6.01 (and Section 6.02 to the extent secured) and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 6.01 (and Section 6.02 to the extent secured).  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made or the Refinancing Notes shall be issued, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)                        the Weighted Average Life to Maturity of such Refinancing Term Loans and/or Refinancing Notes shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans and/or Refinancing Notes shall not have a final maturity before the Maturity Date applicable to the Term Loans being refinanced;

(ii)                        such Refinancing Term Loans and/or Refinancing Notes shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Term Loan Lenders (as defined below) and/or Refinancing Note Holders (as defined below);

(iii)                          such Refinancing Term Loans and/or Refinancing Notes shall not be guaranteed by any Person other than the Loan Parties;

(iv)                          in the case of any such Refinancing Term Loans and/or Refinancing Notes that are secured, such Refinancing Term Loans and/or Refinancing Notes are secured by only assets comprising Collateral, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral;

(v)                              all other terms applicable to such Refinancing Term Loans and/or Refinancing Notes (excluding pricing and optional prepayment or redemptions terms) shall (I) be substantially identical to, or (II) (taken as a whole) be otherwise not materially more favorable to the Refinancing Term Loan Lenders and/or Refinancing Note Holders than those applicable to the Term Loans being refinanced, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date then in effect; provided that Refinancing Term Loans and/or Refinancing Notes may rank pari passu or junior in right of payment and/or security with the remaining Term Loans or may be unsecured so long as the holders of any Refinancing Term Loans and/or Refinancing Notes that are subordinated in right of payment and/or security are subject to an intercreditor agreement the material terms of which are reasonably acceptable to the Administrative Agent and the Collateral Agent (provided that an Officer’s Certificate of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent or Collateral Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

(b)                              The Borrower may approach any Lender or any other Person that would be an Eligible Assignee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”) or Refinancing Notes (a “Refinancing Note Holder”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans and/or Refinancing Notes may elect or decline, in its sole discretion, to provide a Refinancing Term Loan or purchase Refinancing Notes.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment (as defined below), be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrower.

(c)                               The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.23(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans and Refinancing Notes on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Loan Document that may otherwise prohibit any transaction contemplated by Section 2.23(a).  The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in Section 2.23(a).  The Refinancing Notes shall be established pursuant to a Refinancing Notes Indenture which shall be consistent with the provisions set forth in Section 2.23(a).  Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.23, including in order to establish new Tranches or sub-Tranches in respect of the Refinancing Term Loans and such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 2.11(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans).  The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.  Notwithstanding the foregoing, no Refinancing Term Loan Amendment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) except as otherwise specified in the applicable Refinancing Term Loan Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Refinancing Term Loan Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

Section 2.24                  Extension of Loans.

(a)                               Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, with each group of Loans as so extended, as well as the original Loans not so extended, being a separate Tranche and any Extended Term Loans shall constitute a separate Tranche of Loans from the Tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the applicable Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an Extension with respect to such Loans (an “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date), (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date at the time of extension and the amortization schedule applicable to Extended Term Loans pursuant to Section 2.05 for periods prior to the Original Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis (except for prepayment pursuant to Section 2.13(c) from proceeds of Indebtedness incurred under clause (23) of Section 6.01(b)) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the interest rate margin applicable to any Extended Term Loans will be determined by the Borrower and the lenders providing such Extended Term Loans.

(b)                              With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.12 or 2.13 and (ii) any Extension Offer is required to be in any minimum amount of $20,000,000 and an integral multiple of $1,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Tranches be tendered.

(c)                               No consent of any Lender shall be required to effectuate an Extension other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans.  All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are guaranteed and secured by the Collateral on a pari passu basis with all other applicable Term Loan Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches or sub-Tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.24.  Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and the Collateral Agent are hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent or Collateral Agent).

(d)                              In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.24.

(e)                               This Section 2.24 shall supersede any provisions in Section 2.17 or 9.08 to the contrary.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01                  Organization; Powers.  The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing (to the extent such concept exists) in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

Section 3.02                  Authorization; No Violation.  The Transactions have been duly authorized by all requisite corporate or other organization action and, if required, stockholder action.  Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contraventions that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Loan Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the ABL Documents, or (y) any other indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Loan Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it is subject, except, in the case of the preceding subclause (y), for any such contravention, breach, default and/or conflict that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party or any of its Restricted Subsidiaries.

Section 3.03                  Enforceability.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

Section 3.04                  Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) filings that are necessary to perfect the security interests created or intended to be created under the Security Documents and (z) those orders, consents, approvals, licenses, authorizations or validations, the failure of which to obtain or make would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Loan Party to authorize, or is required to be obtained or made by, or on behalf of, any Loan Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

Section 3.05                  Financial Statements.

(a)                               The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, the fiscal year ended December 29, 2012 and the fiscal year ended December 28, 2013, in each case audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each fiscal quarter ended after December 28, 2013 and at least 45 days prior to the Closing Date, certified by a Financial Officer of the Borrower.  Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods.  Such financial statements and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)                              The “adjusted” and “comparable adjusted” financial information set forth in the Confidential Information Memorandum was prepared by management of the Borrower based on the audited and unaudited financial information of the Borrower, giving effect to good-faith adjustments that management of the Borrower believed were reasonable at the time prepared.

Section 3.06                  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, since December 28, 2013.

Section 3.07                  Title to Properties; Possession Under Leases.

(a)                               Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets (including all Mortgaged Properties), except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02.

(b)                              (i) Each of the Borrower and the Restricted Subsidiaries (A) has complied with its obligations under the real property leases to which it is a party as lessee and (B) enjoys peaceful and undisturbed possession under such leases and (ii) all such leases are in full force and effect, except where the failure to comply, enjoy peaceful and undisturbed possession or be in full and force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08                  Subsidiaries.

(a)                               On and as of the Closing Date, the Borrower has no Subsidiaries (other than the Unrestricted Subsidiaries) other than those Subsidiaries listed on Schedule 3.08(a), all of which are Restricted Subsidiaries as of the Closing Date.  Schedule 3.08(a) sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  As of the Closing Date, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and (if applicable) non-assessable.  No Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.  On the Closing Date, 100% of the Equity Interests of each Loan Party (other than the Borrower) are owned directly or indirectly by the Borrower.

(b)                              As of the Closing Date, the exact legal name of each Loan Party, the type of organization of such Loan Party, the jurisdiction of organization of such Loan Party, such Loan Party’s location for purposes of Section 9-307 of the UCC, the organizational identification number (if any) of such Loan Party and the Federal Employer Identification Number (if any) of such Loan Party is listed on Schedule 3.08(b) hereto.  No Loan Party is a Transmitting Utility (as defined under the UCC).

Section 3.09                  Litigation; Compliance with Laws.

(a)                               There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transactions or any Loan Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                              The Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.10                  Agreements.

(a)                               None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                              None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.11                  Federal Reserve Regulations.  No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board.  Not more than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole is represented by Margin Stock.

Section 3.12                  Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.13                  Use of Proceeds.  The Borrower will (a) use the proceeds of the Term Loans incurred on the Funding Date to refinance the 2019 Senior Secured Notes and to pay fees and expenses in connection with the Transactions (it being understood that cash on hand may be used to redeem up to $37.2 million aggregate principal amount of 2019 Senior Secured Notes at a price equal to 103% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, and a portion of the proceeds of the Term Loans incurred on the Funding Date may be used to replenish any such cash on hand used) and, to the extent not required for such purposes, for general corporate purposes, (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement and (c) use the proceeds of Refinancing Term Loans and Refinancing Notes only for the purposes permitted under Section 2.23.

Section 3.14                  Tax Returns.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (taking into account any applicable extensions) with the appropriate taxing authority all income and all other returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries; (b) the Returns accurately reflect all liability for Taxes of the Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby; and (c) the Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by it which have become due, other than those that are being contested in good faith by appropriate proceedings and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP.  As of the Closing Date, there is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing by any authority regarding any Taxes relating to the Borrower or any of its Restricted Subsidiaries.

Section 3.15                  No Material Misstatements.  All factual information (other than projected financial information, adjusted or comparable adjusted financial information, pro forma financial information and information of a general economic or industry nature), when furnished and taken as a whole, furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Confidential Information Memorandum and the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided that, with respect to projected, adjusted, comparable adjusted and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.16                  Employee Benefit Plans.  Each Borrower Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation, compliance with those Code provisions necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur other than as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.17                  Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Borrower and each of its Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws to conduct their respective operations as currently conducted; (b) there are no Environmental Claims pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any real property owned by the Borrower or any of its Subsidiaries; (d) neither the Borrower nor any of its Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Claim.

Section 3.18                  [Reserved].

Section 3.19                  Security Documents.

(a)                               The provisions of the Security Agreement are effective to create (on and after the Funding Date) in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Loan Parties in the Collateral (as defined in the Security Agreement), and upon (i) the filing of financing statements in appropriate form listing each applicable Loan Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Loan Party, (ii) sufficient identification of commercial tort claims (as applicable), (iii) the recordation of the IP Security Agreements described in clauses (ii) and (iii) of the definition thereof in the United States Patent and Trademark Office, (iv) the recordation of the IP Security Agreement described in clause (i) of the definition thereof with the United States Copyright Office and (v) the delivery to the Collateral Agent (or its bailee) of any stock certificates representing pledged Equity Interests (together with a properly completed and signed stock power or endorsement) described in the Security Agreement, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected security interest in all right, title and interest of the Loan Parties in all of the Collateral (as defined in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.  Notwithstanding anything herein to the contrary, the Loan Parties shall not be required to (A) take any action (1) to perfect any security interest in any Collateral consisting of Intellectual Property under the laws of any jurisdiction outside of the United States or (2) any other Collateral under the laws of any jurisdiction outside of the United States or (B) provide deposit account control agreements or securities account control agreements with respect to any Collateral.

(b)                              Upon due execution, delivery and recordation thereof and payment of the applicable filing and recording taxes and fees, each Mortgage will be effective to create in favor of the Collateral Agent, for the benefit of the Term Loan Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than as set forth in the Intercreditor Agreement and with respect to the rights of Persons pursuant to Liens permitted by Section 6.02 that by operation of law or contract are prior and superior in right to the Liens securing the Term Loan Obligations.

Section 3.20                  Real Property  As of the Closing Date, none of the Loan Parties own any real property.

Section 3.21                  Labor Matters.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them and (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) and (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 3.22                  Solvency.  Immediately after the effectiveness of this Agreement on the Closing Date, the Borrower and its subsidiaries, taken as a whole, are Solvent.

Section 3.23                  Sanctioned Persons.  None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 3.24                  Foreign Corrupt Practices Act; PATRIOT Act.

(a)                               The Borrower and its directors, officers and each of its Subsidiaries, and, to the knowledge of an Officer of the Borrower, any agents or employees of the foregoing and any person acting for or on behalf of the Borrower or any of its Subsidiaries is in compliance with, in all material respects, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable Anti-Corruption Law, and none of them has made, offered, promised, or authorized, whether directly or indirectly, any payment of anything of value to: (a) an executive, official, employee or agent of a governmental department, agency or instrumentality, (b) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (iii) securing an improper advantage; in order to obtain, retain, or direct business.

(b)                              To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

ARTICLE 4

CONDITIONS OF CLOSING AND LENDING

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01                  All Credit Events.  On the date of each Borrowing (other than the Borrowing of Initial Term Loans on the Funding Date or a conversion or a continuation of a Borrowing) (each such nonexcluded event being called a “Credit Event”):

(a)                               The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b)                              The representations and warranties set forth in Article 3 and in each other Loan Document shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)                               At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event (other than the Borrowing of Initial Term Loans on the Funding Date or a conversion or a continuation of a Borrowing) shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02                  Closing Date.  On the Closing Date:

(a)                               The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Borrower and the Guarantors, and the general counsel of the Borrower, each dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower hereby requests such counsel to deliver such opinion.

(b)                              The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such

Secretary of State (in long form, if available from such Secretary of State); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or equivalent organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(c)                               The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming (i) the representations and warranties set forth in Article 3 and in each other Loan Document are true and correct in all material respects (except to the extent already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) at the time of and immediately after the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(d)                              The Administrative Agent shall have received duly executed copies of this Agreement, the Guaranty, the Security Agreement, each IP Security Agreement and each other Loan Document (other than the Intercreditor Agreement).

(e)                               The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search report shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(f)                                The Administrative Agent shall have received true and correct copies of the ABL Consent.

(g)                               The Administrative Agent shall have received from the Borrower a summary listing all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of the Borrower), with the amounts insured (and any deductibles) set forth therein.

(h)                              Immediately after giving effect to the effectiveness of this Agreement on the Closing Date, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or Preferred Stock other than Indebtedness permitted under Section 6.01.

(i)                                  The Lenders shall have received the financial statements and opinion referred to in, and prepared in accordance with, Section 3.05.

(j)                                  The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form of Exhibit H certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the effectiveness of this Agreement on the Closing Date, are Solvent.

(k)                              All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(l)                                  The Lenders shall have received at least 5 Business Days prior to the Closing Date (unless otherwise agreed by the Lead Arrangers), to the extent requested at least 10 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m)                          The Borrower shall have issued a call notice to redeem all of the outstanding 2019 Senior Secured Notes on or prior to the date that is 35 days following the Closing Date.

(n)                              Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or reasonably requested by any Collateral Agent to be filed, registered or recorded in order to create (on and after the Funding Date) in favor of the applicable Collateral Agent, for the benefit of the Term Loan Secured Parties, a perfected Lien on the Collateral described therein and to the extent contemplated therein, prior and superior in right to the Lien of any other Person (other than as set forth in the Intercreditor Agreement and with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(o)                              The Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.03                  Funding Date.  On the Funding Date:

(a)                               On or prior to the Funding Date, the Borrower shall have (i) redeemed and repaid or shall concurrently redeem and repay in full all of the outstanding 2019 Senior Secured Notes and all other Obligations under the 2019 Senior Secured Note Indenture, in each case, pursuant to the terms thereof and (ii) provided to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all security interests in connection with the 2019 Senior Secured Note Indenture have been or shall concurrently be terminated.

(b)                              The Administrative Agent shall have received a notice of Borrowing for the Initial Term Loans as required by Section 2.03.

(c)                               At the time of the Funding Date, no Event of Default shall have occurred and be continuing, unless the Borrower shall have taken steps to cure such Event of Default that are reasonably expected by the Borrower to cure such Event of Default within five Business Days after the Funding Date and are disclosed to the Lenders, or would result from the Borrowing of the Initial Term Loans or from the application of the proceeds thereof.

(d)                              The Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders shall have received all applicable Fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced at least two Business Days prior to the Funding Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than any contingent indemnification obligations arising hereunder or thereunder for which no claim has been asserted) shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and (except in the case of Section 5.04) will cause each of its Restricted Subsidiaries (unless expressly specified below) to:

Section 5.01                  Existence; Compliance with Laws; Businesses and Properties.

(a)                               Do or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence under the laws of the jurisdiction of organization and its material rights, franchises, licenses, permits, and Intellectual Property, except, in each case to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.01(a) shall prevent sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 6.05.

(b)                              (i) Comply with all applicable Laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c)                               Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, keep all material property necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation.

Section 5.02                  Insurance.

(a)                               Keep its insurable properties adequately insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)                              Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, and deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)                               If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.03                  Obligations and Taxes.

(a)                               Perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                              Pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under clause (4) of Permitted Liens; provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such Tax (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) if such non-payments or non-discharges could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04                  Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)                               within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion by Deloitte & Touche LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity date of any Indebtedness under this Agreement or the ABL Credit Agreement occurring within 12 months from the time such opinion is required to be delivered to the Administrative Agent pursuant to this Section 5.04(a) or (ii) any potential inability to satisfy any financial maintenance covenant included in any Indebtedness of the Borrower or its Subsidiaries on a future date in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” section;

(b)                              within 45 days after the end of each of the first three fiscal quarters of the Borrower’s fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and absence of footnotes, together with a customary “management discussion and analysis” section;

(c)                               within 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations and cash flow and a description of the material underlying assumptions applicable thereto), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d)                              promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, it being understood that the Borrower shall be deemed (i) to have complied with Section 5.04(a) upon the filing with the SEC of the Borrower’s annual report on Form 10-K (as filed with the SEC in accordance with the Exchange Act and the applicable rules and regulations of the SEC thereunder) for the relevant fiscal year, so long as such Form 10-K complies with the requirements of Section 5.04(a) (including with respect to there being no “going concern” or like qualification or exception or qualification arising out of the scope of the audit) and (ii) to have complied with Section 5.04(b) upon the filing with the SEC of the Borrower’s quarterly report on Form 10-Q (as filed with the SEC in accordance with the Exchange Act and the applicable rules and regulations of the SEC thereunder) for the relevant fiscal quarter, so long as such Form 10-Q complies with the requirements of Section 5.04(b);

(e)                               concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer in the form of Exhibit F (i) certifying that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, (ii) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (iii) setting forth the Borrower’s calculation of Excess Cash Flow with respect to any fiscal year ending on or after January 2, 2016;

(f)                                concurrently with the delivery of any financial statements pursuant to paragraph (a) or (b) above, an Officer’s Certificate of a Financial Officer setting forth (i) the total revenues and EBITDA of all Unrestricted Subsidiaries for the most recent period presented in such financial statements and (ii) the total assets of all Unrestricted Subsidiaries taken as a whole as of the most recent balance sheet date presented in such financial statements;

(g)                               promptly following the effectiveness thereof, copies of any amendment, supplement, waiver or other modification with respect to the ABL Credit Agreement; and

(h)                              promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent may reasonably request.

The Borrower shall (i) hold a quarterly and an annual conference call to discuss the information contained in the reports provided pursuant to clause (a) or (b) of this Section 5.04, as the case may be, not later than ten Business Days from the time the Borrower provides (or is deemed to provide) such reports to the Administrative Agent; and (ii) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (i) above, provide notice, through the Administrative Agent, to the Lenders as to the time, date and access details with respect to such conference call.  So long as the Borrower is listed on a national securities exchange, the Borrower shall be deemed to have complied with the foregoing sentence with respect to any quarter or fiscal year for which it gives notice of and holds a public earnings call in the ordinary course.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which (i) the Borrower posts such documents, or provides a link thereto, on its principal publicly accessible website (which page is, as of the date of this Agreement, located at www.katespadeandcompany.com) or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (which may be a commercial or a third-party website or a website sponsored by the Administrative Agent; provided that the Borrower shall notify the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,”

the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.05                  Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender prompt written notice of the following promptly after any Officer of a Loan Party becomes aware thereof:

(a)                               any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                              the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)                               any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(d)                              the occurrence of any ERISA Event that, individually or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(e)                               any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any real estate owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 5.06                  Information Regarding Collateral.  Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or organizational structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent, for the benefit of the Term Loan Secured Parties, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the same priority as that in effect prior to such change.

Section 5.07                  Maintaining Records; Access to Properties and Inspections.  Keep all financial records in accordance with GAAP.  Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested upon reasonable advance notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided that, (a) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent or its designee shall not exercise such rights more often than once during any calendar year at the Borrower’s expense and (b) the Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or its representatives is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08                  Use of Proceeds.  Use the proceeds of the Term Loans only for the purposes specified in Section 3.13.

Section 5.09                  [Reserved].

Section 5.10                  Compliance with Environmental Laws.  The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws, and obtain, maintain and renew all permits necessary for its operations or properties, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such real estate free and clear of any Liens imposed pursuant to such Environmental Laws except for liens imposed on leased real estate resulting from the acts or omissions of the owner of such leased real estate or of other tenants of such leased real estate who are not within the control of a Loan Party.  Except to the extent that it would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any real estate now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such real estate.

Section 5.11                  [Reserved].

Section 5.12                  Further Assurances; After-Acquired Property; Closing and Post-Closing Matters.

(a)                               On and after the Funding Date, the Borrower will, and will cause each of the Guarantors to, grant to the Collateral Agent for the benefit of the Term Loan Secured Parties security interests in and mortgage liens on such assets and properties (in the case of Real Property, limited to Material Owned Real Property) of the Borrower and such Guarantors as are not covered by the then existing Security Documents (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”); provided that (i) the pledge of the outstanding capital stock of any CFC or CFC Holding Company shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such CFC or CFC Holding Company and (y) one-hundred percent (100%) of the non-voting Equity Interests of such CFC or CFC Holding Company, (ii) mortgage liens shall not be required with respect to any Real Property that is not Material Owned Real Property and (iii) security interests and mortgage liens shall not be required with respect to any assets or properties to the extent that such security interests or mortgage liens would result in a material adverse tax consequence to the Borrower or its Restricted Subsidiaries, as reasonably determined by the Borrower and notified in writing to the Administrative Agent.  All security interests and mortgage liens shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Loan Parties agree to promptly take) valid and enforceable perfected security interests and mortgage liens superior and prior to the rights of all third persons and enforceable against third parties (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), subject to the Intercreditor Agreement and to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Except to the extent required pursuant to Section 5.15, no CFC or CFC Holding Company shall be required to pledge any of its assets to secure any obligations of the Borrower under the Loan Documents or guarantee the obligations of the Borrower under the Loan Documents.

(b)                              In connection with any Additional Security Documents for any Material Owned Real Property, the Borrower shall cause the Mortgage Collateral Requirement to be satisfied.  “Mortgage Collateral Requirement” means that (i) the Administrative Agent shall receive in order to comply with the Flood Laws, (A) a completed standard flood hazard determination form, (B) if the improvement(s) to the improved Material Owned Real Property is located in a special flood hazard area, a notification to the borrower and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program is or is not available in that community, (C) documentation evidencing the Borrower’s receipt of such notice to Borrower (e.g., countersigned notice) and (D) if such notice is required to be given and such flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Administrative Agent; and (ii) with respect to each Mortgage, the Administrative Agent shall receive (A) a fully paid policy of title insurance (or “pro forma policy” or marked up commitment having the same effect of a title insurance policy) in form and substance reasonably satisfactory to the Administrative Agent, in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the fair market value of such Material Owned Real Property and fixtures, as reasonably determined by Borrower and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Material Owned Real Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (B) an opinion of counsel (other than as to title to such Material Owned Real Property) for the jurisdiction in which the Material Owned Real Property covered by such Mortgage is located and for the jurisdiction where the owner of such Material Owned Real Property is domiciled, (C) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the title policies referred to above and (D) upon the request of the Administrative Agent, a survey of such Material Owned Real Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer).

(c)                               Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date that is directly owned by a Loan Party, the Borrower shall promptly (but in no event prior to the Funding Date) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, provided that the pledge of the outstanding capital stock of any CFC or CFC Holding Company shall be limited to (i) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such CFC or CFC Holding Company and (ii) one-hundred percent (100%) of the non-voting Equity Interests of such CFC or CFC Holding Company.

(d)                              If a Subsidiary is required to become a Guarantor pursuant to Section 5.15, the Borrower shall cause such Subsidiary (i) to execute a joinder agreement to the Guaranty and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, (ii) if such new Subsidiary owns any Material Owned Real Property, cause such new Subsidiary (on and after the Funding Date) to comply with Sections 5.12(a) and (b) as to such Material Owned Real Property, (iii) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document (on and after the Funding Date) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) to deliver a certificate of the Secretary or Assistant Secretary of such Subsidiary that includes the certifications and attachments set forth in Section 4.02(b) and (v) at the request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.12(d) as the Administrative Agent may reasonable request.

(e)                               The Borrower will, and will cause each of the Guarantors to, at the expense of the Borrower, (on and after the Funding Date) make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, any additional Security Document or document or instrument supplemental to or confirmatory of the Security Documents, or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby to the extent contemplated thereby, subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(f)                                The Borrower agrees that each action required by clauses (a) through (e) of this Section 5.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree), as the case may be; provided that, in no event will the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 5.12.

(g)                               To the extent not delivered to Administrative Agent or Collateral Agent (under and as defined in the Security Documents), as applicable, on or before the Closing Date, each Loan Party agrees to, and to cause each of its respective Restricted Subsidiaries to, (a) deliver each of the items set forth on Schedule 5.12(g) within the time periods and in the manner specified on such schedule, in each case in form and substance reasonably satisfactory to Administrative Agent or Collateral Agent, as applicable, and (b) otherwise comply with the requirements set forth on Schedule 5.12(g).

Section 5.13                  Lines of Business.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole, as reasonably determined by the Borrower.

Section 5.14                  Credit Ratings.  The Borrower shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to the Borrower, and a credit rating from S&P and Moody’s with respect to the Indebtedness incurred pursuant to this Agreement, in all cases, but not a specific rating.

Section 5.15                  Additional Guarantees.  The Borrower will cause (a) any Wholly Owned Restricted Subsidiary of the Borrower (other than (i) a Foreign Subsidiary, (ii) a CFC, (iii) a CFC Holding Company or (iv) a Subsidiary of any Subsidiary described in clause (i), (ii) or (iii)) formed or acquired after the Closing Date (which, for the purposes of this Section 5.15, shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) and (b) any non-Wholly Owned Restricted Subsidiary of the Borrower that guarantees any capital markets debt securities or term Indebtedness of any Loan Party, in each case, not later than twenty Business Days after such formation or acquisition or issuance of guarantee, to (i) execute and deliver (x) the Guaranty (or a supplement or joinder thereto in the form attached thereto or otherwise reasonable acceptable to the Administrative Agent) in favor of the Guaranteed Parties and the Security Agreement (or a supplement or joinder thereto in the form attached thereto or otherwise reasonable acceptable to the Administrative Agent) and (y) each other applicable Security Document (or a supplement or joinder thereto in the form attached thereto or otherwise reasonably acceptable to the Administrative Agent) in favor of the Collateral Agent and (ii) on and after the Funding Date, take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the delivery to the Collateral Agent of the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers duly executed in blank, filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent; provided that a Domestic Subsidiary (other than a CFC Holding Company) is not required to comply with this Section 5.15 (each, a “Non-Guarantor Restricted Subsidiary”) to the extent that such Non-Guarantor Restricted Subsidiary’s Consolidated Total Assets, taken together with the Consolidated Total Assets of all other then-existing Non-Guarantor Restricted Subsidiaries that have not complied with the foregoing covenant pursuant to this proviso (and any other Domestic Subsidiary (other than a CFC Holding Company) that is not a Guarantor), at the time of such formation or acquisition, does not exceed 5%, in the aggregate, of the Consolidated EBITDA or Consolidated Total Assets of the Borrower.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Administrative Agent and each Lender that, until the Commitments have been terminated and the principal of and interest on each Term Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than any contingent indemnification obligations arising hereunder or thereunder for which a claim has not been asserted) have been paid in full unless the Required Lenders shall otherwise consent in writing, neither the Borrower will, nor will it cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

Section 6.01                  Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)                               Create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period, provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $50,000,000 at any one time outstanding.

(b)                              The foregoing limitations shall not apply to any of the following items (collectively, “Permitted Indebtedness”):

(1)                              (x) the incurrence by the Borrower and any Restricted Subsidiary and the guarantee thereof by any Restricted Subsidiary of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum remaining potential liability of the Borrower and its Restricted Subsidiaries thereunder) and (y) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction, in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of:

(a)                               $330,000,000; and

(b)                              the amount of the Borrowing Base as of the date of such incurrence;

(2)                              the incurrence by the Borrower and its Restricted Subsidiaries of the Existing Indebtedness;

(3)                              the incurrence by the Borrower and the Guarantors of Indebtedness under this Agreement and the other Loan Documents;

(4)                              the incurrence by the Borrower or any of its Restricted Subsidiaries of Attributable Debt in connection with a sale and leaseback transaction or Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or reimbursing all or any part of the purchase price or cost of design, development, construction, installation, expansion, repair or improvement of property (either real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the purchase of Equity Interests of any Person owning such assets), which incurrence occurs within 365 days of such purchase, design, development, construction, installation, expansion, repair or improvement in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, outstanding as of any date of incurrence of Indebtedness pursuant to this clause (4), the greater of (x) $25,000,000 and (y) 2.75% of Consolidated Total Assets;

(5)                              the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 6.01(a) or clause (2), (5), (20) or (24) of this Section 6.01(b);

(6)                              the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:

(A)                           if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Borrower and its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Term Loan Obligations then due; and

(B)                            (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)                              the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A)                           any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and

(B)                            any sale or other transfer of any such Preferred Stock to a Person that is not either the Borrower or a Restricted Subsidiary of the Borrower,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)                              Swap Obligations that are not incurred for speculative purposes but for the purpose of (a) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (b) fixing, managing or hedging currency exchange rate risk with respect to any currency exchanges; or (c) fixing, managing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(9)                              the Guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being Guaranteed is subordinated in right of payment to the Term Loans, then the Guarantee must be subordinated in right of payment to the same extent as the Indebtedness Guaranteed;

(10)                      the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, health, disability or other benefits to employees or former employees and their families, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(11)                      the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12)                      the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from customary agreements of the Borrower or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other disposition of any business, assets or Capital Stock of the Borrower or any of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(13)                      the incurrence of contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(14)                      the incurrence of Indebtedness consisting of guarantees of loans or other extensions of credit to or on behalf of current or former officers, directors, employees, or consultants of the Borrower, any of its Restricted Subsidiaries, or any direct or indirect parent of the Borrower for the purpose of permitting such Persons to purchase Capital Stock of the Borrower or any direct or indirect parent of the Borrower; provided that the aggregate amount of such Indebtedness and Investments made pursuant to clause (8) of the definition of “Permitted Investments” may not exceed $5,000,000 at any one time outstanding;

(15)                      the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness solely in respect of premium financing and/or similar deferred payment obligations with respect to insurance policies purchased in the ordinary course of business;

(16)                      (a) the incurrence by a Foreign Subsidiary of the Borrower or a Restricted Subsidiary thereof of additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $60,000,000 and (y) 6.75% of Consolidated Total Assets at any time outstanding;

(17)                      the incurrence of Indebtedness in the ordinary course of business under any agreement between the Borrower or any Restricted Subsidiary and any commercial bank or other financial institution relating to treasury, depository and cash management services, employee credit card arrangements or automated clearinghouse transfers of funds;

(18)                      the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of take-or-pay obligations entered into in the ordinary course of business;

(19)                      the incurrence by the Borrower or any Restricted Subsidiaries of Obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(20)                      Indebtedness, Disqualified Stock or Preferred Stock (x) of the Borrower or any of its Restricted Subsidiaries incurred to finance or assumed in connection with the acquisition of any Person or assets or (y) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition or merger, either (i) the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a); or (ii) the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger;

(21)                      the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (21), not to exceed $25,000,000;

(22)                      Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit issued pursuant to the ABL Credit Agreement or another Credit Facility, in a principal amount not to exceed the stated amount of such letter of credit;

(23)                      Indebtedness under Refinancing Notes and Refinancing Term Loans, 100% of the Net Cash Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 2.13(c);

(24)                      The incurrence by the Borrower or any Loan Party of Indebtedness in respect of one or more series of senior unsecured notes or loans or senior secured first lien notes or senior secured junior lien (as compared to the Liens securing the Term Loan Obligations) notes or loans, in each case, if secured, will be secured by Liens on the Collateral on an equal priority or junior priority basis (as applicable) with the Liens on Collateral securing the Term Loan Obligations, and issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise in an aggregate principal amount (without duplication and together with the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.22) not to exceed the Incremental Term Loan Amount (the “Incremental Equivalent Debt”); provided that (i) such Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party and shall be guaranteed on a pari passu basis with the Term Loan Obligations, (ii) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iii) if such Incremental Equivalent Debt is secured, the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) if such Incremental Equivalent

Debt is (a) secured on a pari passu basis with the Term Loan Obligations, then such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement or (b) secured on a junior basis to the Term Loan Obligations, then such Incremental Equivalent Debt shall be subject to customary intercreditor terms reasonably satisfactory to the Borrower, the Administrative Agent and the Collateral Agent, (v) the documentation with respect to any junior secured or unsecured Incremental Equivalent Debt provide that mandatory redemptions of any such Incremental Equivalent Debt may not be made, except to the extent that prepayments are made, to the extent required hereunder, first pro rata to the Term Loans, Incremental Term Loans Facility and any Incremental Equivalent Debt, Refinancing Term Loans or Refinancing Notes secured on a first lien basis, (vi) such Incremental Equivalent Debt is subject to covenants no more restrictive (taken as a whole) than those under this Agreement (provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants satisfy the requirement set out in this clause (vi), shall be conclusive evidence that such covenants satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five (5) Business Day period (including a reasonable description of the basis upon which it objects), and (vii) such Incremental Equivalent Debt does not mature on or prior to the date occurring 91 days after the maturity date of, or have a shorter Weighted Average Life to Maturity than, any Term Loans or Incremental Term Loans; and

(25)                      Indebtedness outstanding as of the Closing Date under the 2019 Senior Secured Note Indenture.

(c)                               For purposes of determining compliance with this Section 6.01: in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories (or portions thereof) described in clauses (1) through (24) of Section 6.01(b) or is entitled to be incurred pursuant to Section 6.01(a), the Borrower, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses (or portions thereof) or under Section 6.01(a); provided that all Indebtedness outstanding under the ABL Credit Agreement on Closing Date shall be deemed to have been incurred on such date in reliance on the exception in Section 6.01(b)(1).  For the avoidance of doubt, Indebtedness under clause (25) may not be reclassified pursuant to this Section 6.01(c) and may not be refinanced except with the proceeds of the Initial Term Loans.

(d)                              The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock (as applicable) with the same terms, shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e)                               For purposes of determining the compliance of any Indebtedness incurred pursuant to any of the clauses of Section 6.01(b) to Refinance other Indebtedness, to the extent that the principal amount of such Refinancing Indebtedness, when taken together with the aggregate principal amount of any other Indebtedness incurred pursuant to the same clause of Section 6.01(b) and then outstanding, exceeds the maximum principal amount of Indebtedness permitted at such time by such clause, such Refinancing Indebtedness shall nevertheless be deemed to be incurred in compliance with such clause and this covenant if the aggregate principal amount of Indebtedness outstanding pursuant to such clause, after giving effect to such incurrence, does not exceed the sum of the principal amount of the Refinanced Indebtedness

(including any existing commitments unused thereunder), plus any accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing, plus the aggregate principal amount of any other Indebtedness incurred pursuant to such clause and then outstanding.

(f)                                Subject to Section 6.01(c), any indebtedness incurred under a Credit Facility pursuant to Section 6.01(b)(1) shall be deemed for purposes of this Section 6.01 to have been incurred on the date such Indebtedness was first incurred until such Indebtedness is actually repaid (other than pursuant to “cash sweep” provisions or any similar provisions under any Credit Facility that provide that such Indebtedness is deemed to be repaid daily (or otherwise periodically)). For the avoidance of doubt, if and to the extent any Indebtedness is incurred to Refinance Indebtedness incurred under any clause (or portion thereof) of Section 6.01(b) that is limited by a Borrowing Base or a percentage of Consolidated Total Assets or by a Consolidated Total Debt Ratio or a Consolidated Total Secured Debt Ratio, the Indebtedness so incurred may be incurred pursuant to such clause (or portion thereof) if the aggregate principal amount of Indebtedness outstanding pursuant to such clause, after giving effect to such incurrence, does not exceed the sum of the principal amount of the Refinanced Indebtedness (including any existing commitments unused thereunder), plus any accrued and unpaid interest and a reasonable premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees), in connection with such Refinancing, plus the aggregate principal amount of any other Indebtedness incurred pursuant to such clause and then outstanding, even if such Refinancing Indebtedness could not itself be incurred pursuant to such clause (or portion thereof) at such time.

(g)                               The amount of any Indebtedness outstanding as of any date will be:

(1)                              the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                              the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                              in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)                           the Fair Market Value of such assets at the date of determination; and

(B)                            the amount of the Indebtedness of the other Person.

Section 6.02                  Liens.

(a)                               Enter into, create, incur, assume or suffer to exist any Liens that secure obligations under any Indebtedness of any kind on any asset or property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens; provided that prior to the Funding Date the Borrower will not, nor will it cause or permit any of the Restricted Subsidiaries to, directly or indirectly enter into, create, incur, assume or suffer to exist any Lien securing Indebtedness described in either clause (a) or (b) of the definition thereof on assets that would otherwise constitute Collateral as of the Funding Date, other than Permitted Liens described in clauses (1), (2)(i), (8) or (39) of the definition thereof.

(b)                              For purposes of determining compliance with Section 2.22 and this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category (or portion thereof) of Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories (or portions thereof) of Permitted Liens described in clauses (1) through (38) of the definition of “Permitted Liens,” the Borrower shall, in its sole discretion, divide, classify or reclassify, or later divide, classify, or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies (based on circumstances existing at the time of such division, classification or reclassification) with this Section 6.02.  For the avoidance of doubt, if and to the extent that any Indebtedness is permitted to be incurred under Section 6.01 and is incurred to Refinance any Indebtedness secured by Liens permitted under any clause (or portion thereof) of the definition of “Permitted Liens” that is limited by a percentage of Consolidated Total Assets or by a Consolidated Total Debt Ratio or a Consolidated Total Secured Debt Ratio, the Indebtedness so incurred may be secured by such Liens pursuant to such clause (or portion thereof) at such time.

(c)                               With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

For the avoidance of doubt, the words “suffer to exist” in Section 6.02(a) shall not be deemed to require the ongoing maintenance of any financial ratio, Borrowing Base or Consolidated Total Assets level.

Section 6.03                  [Reserved].

Section 6.04                  [Reserved].

Section 6.05                  Mergers, Consolidations, Sales of Assets and Acquisitions.

(a)                               The Borrower shall not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving entity), or liquidate or dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless (other than in respect of any liquidation or dissolution):

(i)                                  the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, a limited partnership or a limited liability company and is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(ii)                              the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to joinder documents or other instruments in form satisfactory to the Administrative Agent in its sole discretion;

(iii)                          immediately prior to and after giving effect to such transaction, no Default or Event of Default exists;

(iv)                          immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) or (B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(v)                              each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.05(b) shall apply, shall have confirmed that its Guarantee under the Guaranty shall apply to such Person’s obligations under this Agreement and the other Loan Documents in form satisfactory to the Administrative Agent;

(vi)                          each Loan Party, unless it is the other party to the transactions described above, in which case Section 6.05(b) shall apply, shall have confirmed that its obligations under the Security Documents shall apply to such Persons obligations under this Agreement and the other Loan Documents, in form satisfactory to the Administrative Agent; and

(vii)                      the Borrower shall have delivered to the Administrative Agent (A) an Officer’s Certificate, stating that such consolidation, merger or transfer is permitted by this Agreement and (B) and a customary opinion of counsel to the Loan Parties reasonably acceptable to the Administrative Agent.

Notwithstanding clauses (a)(iii) and (a)(iv) above,

(i)                              any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower; and

(ii)                               the Borrower may merge with an Affiliate of the Borrower incorporated solely for the purpose of reincorporating the Borrower in another State of the United States so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby and the Borrower is the surviving Person.

The foregoing shall not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Borrower and the Guarantors.

(b)                              Subject to the terms of the Guaranty (and to release in accordance with the Loan Documents), each Guarantor shall not, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or liquidate or dissolve, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(i)                                  (1)  such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2)                              the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement, such Guarantor’s Guarantee under the Guaranty and the other Loan Documents, pursuant to joinder documents or other instruments in form satisfactory to the Administrative Agent in its sole discretion;

(3)                              in the case of a liquidation or dissolution of a Guarantor, (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) in connection with any such dissolution of a Guarantor, all of the material assets of such Guarantor are transferred to another Loan Party (it being understood that any transfer of assets to an entity that is not a Loan Party must be separately permitted as a Permitted Investment);

(4)                              immediately prior to and after giving effect to such transaction, no Default or Event of Default exists; and

(5)                              the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer is permitted under this Agreement; or

(ii)                              the transaction is permitted by Section 6.05(c).

Notwithstanding the foregoing, (a) any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower and (b) any Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor.

Subject to the terms of the Guaranty (and to release in accordance therewith), with respect to any Guarantor only, upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Borrower or any Guarantor in accordance with Sections 6.05 hereof, the successor Person formed by such consolidation or into which the Borrower or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor, as the case may be, under this Agreement or the Guaranty, as the case may be, and the Loan Documents, with the same effect as if such successor Person had been named as the Borrower or such Guarantor, as the case may be, under this Agreement or the Guaranty, as the case may be, and the Loan Documents; provided that the predecessor Borrower or any Guarantor shall not be relieved from the obligation to pay the principal of and interest, if any, on the Term Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the assets of the Borrower or such Guarantor, as the case may be, that meets the requirements of clause (a) or (b) of this Section 6.05, as applicable.

(c)                               Make or otherwise consummate an Asset Sale, unless:

(1)                              the Borrower (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                              at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents.  For purposes of this clause (2), each of the following shall be deemed to be cash:

(a)                               except in the case of a Sale of Term Priority Collateral, any liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Loans) that are (i) assumed by the transferee of any such assets or (ii) retired or otherwise terminated in connection with such Asset Sale;

(b)                              any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)                               any Designated Noncash Consideration received by the Borrower or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $15,000,000 and (y) 1.75% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value; and

(d)                              (i) in the case of a Sale of Term Priority Collateral, any stock or assets of the kind referred to in clause (i) or (iii) of Section 2.13(a) or (ii) in any other case, (A) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Borrower or (B) other assets that are used or useful in a Permitted Business; provided that, to the extent any property or assets are received pursuant to clauses (b), (c) or (d) in respect of a Sale of Term Priority Collateral, such property or assets are pledged to secure the Term Loan Obligations to the extent required in the Loan Documents; and

(3)                              in the case of a Sale of Term Priority Collateral, the Net Cash Proceeds therefrom shall be applied as required pursuant to Section 2.13(a); and

(4)                              for the avoidance of doubt, the determinations with respect to an Asset Sale that are required to be made under paragraphs (1) and (2) above may be made (at the option of the Borrower) either at the time the agreement with respect to such Asset Sale is executed or at the time such Asset Sale is consummated.

Section 6.06                  Restricted Payments.

(a)                               The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                              declare or pay any dividend or make any other payment or distribution on or in respect of the Borrower’s or any Restricted Subsidiary’s Equity Interests (including any such payment in connection with any merger or consolidation involving such

Person), except dividends or distributions payable solely in Equity Interests of the Borrower or such Restricted Subsidiary (other than Disqualified Stock) and except dividends or distributions payable solely to the Borrower or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other Equity Interest holders on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis);

(2)                              purchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower;

(3)                              make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Borrower or any Guarantor (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except (a) payments of interest or principal at the Stated Maturity thereof or (b) the purchase, repurchase or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition or retirement for value; or

(4)                              make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)                             no Default or Event of Default has occurred and is continuing or would occur after giving effect to such Restricted Payment;

(ii)                              the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a); and

(iii)                            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (11) of Section 6.06(b)), is less than the sum, without duplication of:

(A)                           50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)                            100% of the aggregate net cash proceeds (or the Fair Market Value of any property or assets) received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into, settled with or exchanged for Equity Interests of the Borrower (other than Disqualified Stock, Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Borrower); plus

(C)                            to the extent that any Restricted Investment (other than a Restricted Investment made in reliance on Section 6.06(b)(11) that was made after the Closing Date is sold or otherwise liquidated or repaid, the amount of the cash return of or on capital (or the Fair Market Value of any property or assets) with respect to such Restricted Investment (less the cost of disposition, if any); plus

(D)                           to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Borrower’s Restricted Investment (without duplication of amounts that increase the amount available pursuant to Section 6.06(b)(11) or clause (16) or (20) of the definition of Permitted Investments) in such Restricted Subsidiary as of the date of such redesignation; plus

(E)                             without duplication of any increase pursuant to Section 6.06(a)(iii)(A) or that increase the amount available pursuant to Section 6.06(b)(11) or clause (16) or (20) of the definition of Permitted Investments, cash dividends received by the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date from an Unrestricted Subsidiary or other investee of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(b)                              The provisions of Section 6.06(a) will not prohibit:

(1)                              the payment of any dividend or distribution on account of Equity Interests or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution on account of Equity Interests or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Section 6.06;

(2)                              the making of any Restricted Payment in exchange for, or out of or with the net proceeds of the issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the contribution of common equity capital to the Borrower; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests of the Borrower for purposes of Section 6.06(a)(iii)(B);

(3)                              the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the issuance, within 60 days of such defeasance, redemption, repurchase or other acquisition or retirement of, new Indebtedness of such Person or (b) Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale, within 60 days of such defeasance, redemption, repurchase or other acquisition or retirement of, Disqualified Stock of such Person that, in each case, is incurred in compliance with Section 6.01 so long as:

(A)                           the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any accrued interest and reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B)                            such Indebtedness is subordinated to the Term Loan Obligations in right of payment at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C)                            such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date; and

(D)                           such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the Latest Maturity Date;

(4)                              a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)                                  the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to members of management, directors, managers or consultants of the Borrower or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 6.06(a) or Section 6.06(b)(2), plus

(ii)                              the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less

(iii)                          the amount of any Restricted Payments previously made pursuant to subclauses (i) and (ii) of this clause (4);

(5)                              the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, convertible notes or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or similar rights or the payment of related withholding taxes;

(6)                              so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower issued on or after the Closing Date pursuant to Section 6.01;

(7)                              the payment of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(8)                              Restricted Payments made from the net proceeds of the issuance of unsecured convertible Indebtedness of the Borrower pursuant to customary bond hedge/warrant or similar derivatives transactions entered into in connection with the issuance of such convertible securities, to the extent the issuance of such convertible Indebtedness is permitted by Section 6.01 and Restricted Payments made in connection with customary cash settlement features upon conversion of any unsecured convertible Indebtedness of the Borrower;

(9)                              the redemption, repurchase or other acquisition for value of any Equity Interests of any Foreign Subsidiary of the Borrower that are held by a Person that is not an Affiliate of the Borrower; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (i) the Fair Market Value of such common Equity Interests or (ii) such amount required by applicable laws, rules or regulations;

(10)                      purchases of receivables pursuant to a Qualified Receivables Transaction and the payment or distribution of fees in connection therewith;

(11)                      so long as no Default or Event of Default has occurred and is continuing after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed the greater of (x) $20,000,000 and (y) 2.25% of Consolidated Total Assets, net of any return of or on any Restricted Investments, made pursuant to this Section 6.06(b)(11) received by the Borrower or any Restricted Subsidiary.

(c)                               The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.06(c) will be determined by the Borrower or, if such Fair Market Value is in excess of $20,000,000, by the Board of Directors of the Borrower whose resolution with respect thereto shall be delivered to the Administrative Agent.

(d)                              For purposes of determining compliance with this Section 6.06, in the event that a proposed Restricted Payment (or portion thereof) (i) meets the criteria of more than one of the categories of Restricted Payments described in Sections 6.06(b)(1) through 6.06(b)(11) above (or portions thereof), (ii) meets the criteria of more than one of the categories (or portions thereof) of Permitted Investments, or (iii) is entitled to be incurred pursuant to Section 6.06(a), the Borrower will be entitled to classify or reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this Section 6.06 and such Restricted Payment will be treated as having been made pursuant to only such clause (or clauses) or Section 6.06(a) or category or categories (or portions thereof) of Permitted Investments.

Section 6.07                  Transactions with Affiliates.

(a)                               Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

 (i)                              the Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower; and

(ii)                              the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20,000,000, a Board Resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(b)                              The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.07(a):

(1)                              any consulting or employment agreement or arrangements, incentive compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Borrower, a Restricted Subsidiary of the Borrower or a direct or indirect parent of the Borrower and payments and transactions pursuant;

(2)                              transactions between or among the Borrower and/or its Restricted Subsidiaries;

(3)                              transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)                              payment of reasonable fees and reimbursements of expenses of directors, experts and consultants;

(5)                              any transaction in which the only consideration paid by the Borrower or any Restricted Subsidiary to Affiliates of the Borrower consists of Equity Interests (other than Disqualified Stock) of the Borrower or any contribution of capital to the Borrower;

(6)                              Restricted Payments and Permitted Investments that do not violate the provisions of Section 6.06 of this Agreement;

(7)                              any agreement, instrument or arrangement as in effect as of the Closing Date and specified on Schedule 6.07, or any amendment thereto (so long as any such amendment is not disadvantageous to the Administrative Agent and the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower in good faith);

(8)                              loans or advances to employees in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;

(9)                              transactions between the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower or any Restricted Subsidiary solely because a director of such Person is also a director of the Borrower or any direct or indirect parent entity of the Borrower; provided that such director abstains from voting as a director of the Borrower or any direct or indirect parent entity of the Borrower, as the case may be, on any matter involving such other Person;

(10)                      purchase or sale of goods and/or services in the ordinary course of business on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower;

(11)                      if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Borrower or any Restricted Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other holders of Indebtedness of the Borrower or such Restricted Subsidiary;

(12)                      any capital contribution to any Affiliate otherwise permitted by this Agreement;

(13)                      transactions with any joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Borrower, its Restricted Subsidiaries and Persons that are not Affiliates of the Borrower;

(14)                      any Investment of the Borrower or any of its Restricted Subsidiaries as in effect as of the Closing Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Closing Date;

(15)                      transactions between a Receivables Entity and any Person in which the Receivables Entity has an Investment in connection with a Qualified Receivables Transaction;

(16)                      pledges of Equity Interests of Unrestricted Subsidiaries;

(17)                      the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement;

(18)                      transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of Section 6.07(a)(i);

(19)                      any merger, consolidation or reorganization of the Borrower with an Affiliate of the Borrower solely for the purpose of (a) forming or collapsing a holding company structure or (b) reincorporating the Borrower in another state of the United States of America; and

(20)                      entering into an agreement that provides customary registration rights to the equityholders of the Borrower or any parent of the Borrower or amending such agreement with shareholders of the Borrower or any parent of the Borrower and the performance of such agreements.

Section 6.08                  Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)                               Create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)                                  pay dividends or make any other distributions on its Capital Stock to the Borrower or any of its Restricted Subsidiaries or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)                              make loans or advances to the Borrower; or

(iii)                          sell, lease or transfer any of its properties or assets to the Borrower.

(b)                              The restrictions in Section 6.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i)                                  agreements as in effect as of the Closing Date and specified on Schedule 6.08 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date;

(ii)                              the Loan Documents and the ABL Documents;

(iii)                          applicable law, rule, regulation, order, approval, license, permit or similar restriction (whether or not existing on the Closing Date);

(iv)                          (a) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and does not in the good faith judgment of the Board of Directors materially adversely affect the ability of the Borrower to make scheduled payments of interest and principal on the Loans; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred and (b) any amendment, modification, replacement or refinancing thereof; provided, however, that such encumbrances or restrictions are not, in the good faith judgment of the Board of Directors, materially more restrictive, taken as a whole, with respect to consensual encumbrances or restrictions set forth in clause (i), (ii) or (iii) of Section 6.08(a) than such encumbrances or restrictions prior to such amendment, modification, replacement or refinancing;

(v)                              customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vi)                          purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased (plus improvements and accessions to such property, or assets or proceeds or distributions thereof) of the nature described in Section 6.08(a)(iii);

(vii)                      any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(viii)                  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Board of Directors, will not materially and adversely affect the Borrower’s ability to make anticipated principal or interest payments on the Term Loans (as determined in good faith by the Borrower);

(ix)                          Liens permitted to be incurred under Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens (plus improvements and accessions to such property, or assets or proceeds or distributions thereof);

(x)                              customary provisions in joint venture agreements or other similar agreements entered into in the ordinary course;

(xi)                          [reserved];

(xii)                      customary provisions in Permitted Swap Obligations;

(xiii)                  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, licensing agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xiv)                  restrictions on cash or other deposits or net worth imposed by customers under contracts or other agreements entered into in the ordinary course of business;

(xv)                      restrictions in other Indebtedness incurred in compliance with Section 6.01; provided that such restrictions, taken as a whole, in the good faith judgment of the Board of Directors, will not materially and adversely affect the Borrower’s ability to make anticipated principal or interest payments on the Term Loans (as determined in good faith by the Borrower);

(xvi)                  encumbrances on property that exist at the time such property was acquired by the Borrower or any Restricted Subsidiary;

(xvii)              restrictions applicable to Foreign Subsidiaries of the Borrower or of any Guarantor, arising under the documentation governing Indebtedness of Foreign Subsidiaries that is permitted to be incurred by this Agreement;

(xviii)          Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply to such Receivables Entity;

(xix)                  encumbrances or restrictions consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(xx)                      customary guarantees by the Borrower of non-Indebtedness obligations of a Subsidiary set forth in leases, licenses and other agreements entered into by the Subsidiary in the ordinary course of business; and

(xxi)                  restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

For purposes of determining compliance with this Section 6.08, the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 6.09                  Changes in Fiscal Periods.

Permit the fiscal year of any Loan Party to end on a day other than the Saturday closest to December 31 or change the Borrower’s method of determining fiscal quarters or fiscal months; provided that the Borrower may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), change its fiscal year end once during the term of this Agreement to the Saturday closest to the end of any calendar month.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01                  Events of Default.  In case of the happening of any of the following events (“Event of Default”):

(a)                               any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, certification or statement of fact contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall be untrue or misleading in any material respect (except where such representation or warranty is already qualified by materiality, in which case such representation or warranty shall prove to have been untrue or misleading in any respect) when so made, deemed made or furnished;

(b)                              the Borrower shall fail to pay when due and payable in accordance with the terms hereof, upon acceleration or otherwise, any principal of, or premium, if any, on any Loan;

(c)                               the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof ;

(d)                              (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.01(a) (with respect to the Borrower only), Section 5.05(a) or Section 6 of this Agreement or (ii) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d)(i) of this Section), and such default shall continue unremedied for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders;

(e)                               (i) The Borrower or any of its Restricted Subsidiaries shall default in any payment in respect of any Material Indebtedness (other than Indebtedness hereunder), whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) any Material Indebtedness (other than Indebtedness hereunder) of the Borrower or any of its Restricted Subsidiaries or Indebtedness under the ABL Credit Agreement shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled or mandatory prepayment, prior to the stated maturity thereof, provided that the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder;

(f)                                failure by the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $20,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment which is not promptly stayed;

(g)                               any of the following events with respect to the Borrower or any Significant Subsidiary: (A) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Debtor Relief Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for any substantial part of its property; (iv) takes any comparable action under any foreign laws relating to insolvency; or (B) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that: (i) is for relief against the Borrower or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the Borrower or any Significant Subsidiary or for any substantial part of its property; or (iii) orders the liquidation of the Borrower or any Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 days; provided, that for the purposes of this clause (f), a Significant Subsidiary shall include any group of Subsidiaries that together would constitute a Significant Subsidiary;

(h)                              the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any Responsible Officer of any Guarantor that is a Significant

Subsidiary (or the Responsible Officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each such case, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement;

(i)                                  any of the Security Documents shall cease, for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 6.05), to be in full force and effect, or any Responsible Officer of any Loan Party shall so assert, or any Lien created by any of the Security Documents on and after the Funding Date on any material portion of the Collateral shall cease to be enforceable and of the same effect and priority (with the priority set forth in the Intercreditor Agreement) purported to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements;

(j)                                  a Change in Control shall occur; or

(k)                              the Borrower or any ERISA Affiliate shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; and in each such case such event or circumstance would be reasonably likely to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02                  Application of Proceeds.

(a)                               After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable as set forth in the final paragraph of

Section 7.01), any amounts received on account of the Term Loan Obligations (including from proceeds of any sale or other disposition of all or any part of the Collateral) shall, subject to the Intercreditor Agreement, be applied by the Administrative Agent in the following order of priorities:

first, to pay any amounts (including fees, charges and disbursements of counsel to the Administrative Agent) then due and payable to the Administrative Agent in its capacity as such pursuant to Sections 2.05 and 9.05;

second, to pay any amounts (including fees, charges and disbursements of counsel) constituting fees, indemnities, expenses and other amounts (other than principal and interest) then due and payable to the Lenders pursuant to Section 2.05 and 9.05 and amounts payable under Section 2.20, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to pay ratably all interest (including post-petition interest (as such term is used in the Intercreditor Agreement)) on the Term Loan Obligations, until payment in full of all such interest shall have been made;

fourth, to pay the unpaid principal of the Term Loan Obligations ratably, until payment in full of the principal of all Term Loan Obligations shall have been made;

fifth, to pay all other Term Loan Obligations ratably, until payment in full of all such other Term Loan Obligations shall have been made; and

finally, to pay to the Borrower or the relevant Loan Party, or as a court of competent jurisdiction may direct, any surplus then remaining (including from the proceeds of the Collateral owned by it);

The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)                              In making the payments and allocations required by this Section, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Administrative Agent, the Collateral Agent and the Lenders (the “Lender Parties”), their Term Loan Obligations and actions taken by them, (ii) any Lender Party for information as to its Term Loan Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.  All distributions made by the Administrative Agent pursuant to this Section 7.02 shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Lender Party of any amount distributed to it.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01                  Appointment and Authority.

(a)                               Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b)                              Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the collateral agent of such Lender hereunder and under the Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to the Security Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Secured Parties required pursuant to the terms of the Security Agreement), shall be entitled to the benefits of all provisions of this Article 8 and Article 9 (including Section 9.05(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article 8 shall, where applicable, be read as including a reference to the Collateral Agent.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement and any other intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Collateral Agent shall bind the Lenders.

Section 8.02                  Rights as a Lender .  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03                  Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)                              The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.08(b)) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(e)                               The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04                  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05                  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06                  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07                  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08                  No Other Duties, Etc..  Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Co-Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.09                  Administrative Agent May File Proof of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and pay-able as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a)                               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Term Loan Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral

Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.05 and 9.05) allowed in such judicial proceeding; and

(b)                              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Term Loan Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10                  Collateral and Guaranty Matters.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.08) to take any action requested by the Borrower having the effect of releasing or subordinating any Collateral or Guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.08 or (ii) under the circumstances described in paragraphs (a), (b) and (c) below.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate the interest of the Collateral Agent held for the benefit of the Term Loan Secured Parties in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.  In connection with any termination, release or subordination pursuant to this Section 8.10, the Administrative Agent and the Collateral Agent, as applicable, pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met to take such action without the need for any further action by any Person, shall execute and deliver to the Borrower (or to such third party as the Borrower may reasonably designate), and file, register and record, at the Borrower’s expense, all documents and to such further acts as the Borrower shall reasonably request to evidence such termination, release or subordination.

(a)                               At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full (other than any contingent indemnification obligation arising thereunder for which a claim has not been asserted) and the Commitments have been terminated, all Collateral shall automatically be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) and Liens created by the Security Documents shall automatically be released, in each case without delivery of any document or performance of any further act by any Person.

(b)                              A Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Guarantor or a designation or conversion as an Unrestricted Subsidiary, in each case in a transaction permitted by, and pursuant to, this Agreement).

(c)                               Upon (i) any sale or other transfer by the Borrower or any Guarantor (other than to the Borrower or any other Guarantor) of any Collateral in a transaction permitted under the Loan Documents, (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Guarantor from its Guarantee under the Guaranty pursuant to the Loan Documents or (iii) any release of ABL Priority Collateral provided pursuant to Section 5.1(a)(i) of the Intercreditor Agreement, the security interests in such Collateral created by the Security Documents or such Guarantee, as applicable, shall be automatically released.

Section 8.11                  Withholding Taxes.  Without limiting or expanding the provisions of Section 2.20, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11.  The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge or all other Term Loan Obligations.

ARTICLE 9

MISCELLANEOUS

Section 9.01                  Notices; Electronic Communications.

(a)                               Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(1)                              if to the Borrower, the Collateral Agent or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(2)                              if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                              Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                               THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                              Each of the Borrower, the Collateral Agent and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                               The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.

Section 9.02                  Survival of Agreement.  Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Term Loan Obligation hereunder shall remain unpaid or unsatisfied.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03                  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04                  Successors and Assigns.

(a)                               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of

Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(1)                              Minimum Amounts.

(A)                           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Term Facility and the Loans at the time owing to it under the Term Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned; and

(B)                            in any case not described in subsection (b)(1)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(2)                              Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis;

(3)                              Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(1)(B) of this Section and, in addition:

(A)                           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a payment or bankruptcy Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or a Related Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further that consent of the Borrower (such consent to be in the Borrower’s sole discretion) to any assignment prior to the making of the Initial Term Loans on the Funding Date to any Person not on the allocation schedule approved by the Borrower prior to the date hereof shall be required; and

(B)                            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or a Related Fund or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or a Related Fund.

(4)                              Assignment and Acceptance.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(5)                              No Assignment to Certain Persons.  No such assignment shall be made to a Disqualified Institution or a natural person.  Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institution and any such assignment shall be void ab initio, except to the extent the Borrower has consented to such assignment in writing (in which case such Lender will not be considered a Disqualified Institution solely for that particular assignment).

(6)                              Assignments to the Borrower and its Subsidiaries. Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to the Borrower or any of its Restricted Subsidiaries through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures reasonably acceptable to the Administrative Agent or (y) open market purchases on a non-pro rata basis (provided that the Borrower and its Subsidiaries shall not acquire more than 25% of the original principal amount of Loans through open market purchases), in each case subject to the following limitations:

(A)                           the assigning Lender and the Borrower or Subsidiary purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B-2 hereto (an “Affiliated Lender Assignment and Acceptance”); and

(B)                            any Loans acquired by the Borrower or a Subsidiary shall be retired or cancelled promptly upon the acquisition thereof.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c)                               Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance and Affiliated Lender Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interests), at any reasonable time and from time to time upon reasonable prior notice.  Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Institution shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrower shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Institution.  In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Institution.

(d)                              Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Institution, a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.08(b) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations of such Sections) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided, that such Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other inquiry to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-4(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                               Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f)                                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                               The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.05                  Expenses; Indemnity.

(a)                               The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates in connection with the syndication of the Term Facility and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated) or incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder (including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans), including, in any such case, the reasonable fees, charges and disbursements of counsel (limited to Simpson, Thacher & Bartlett LLP, counsel for the Administrative Agent, or another primary counsel for all such parties and, if reasonably necessary, no more than one local counsel in each jurisdiction where Collateral is located), and, in connection with any such enforcement or protection, the fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole) (and, if reasonably necessary, no more than one local counsel in any relevant jurisdiction and, in the event of any conflict of interest, one additional primary counsel and on additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated, taken as a whole).

(b)                              The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of external counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction for all Indemnitees taken as a whole, and solely in the case of a conflict of interest, one additional primary counsel and one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, taken as a whole) and liabilities of the Administrative Agent, the Collateral Agent and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Lead Arrangers, the Administrative Agent, the Collateral Agent or any Lender is a party thereto) that relates to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Facility), (ii) the use of the proceeds of the Loans, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned, leased or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim or any liability under any Environmental Law related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties or (ii) a material breach of the obligations under the Loan Documents of such Indemnitee or its Related Parties, (y) arise from any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates that is brought by an Indemnitee against another Indemnitee (other than any claims against any Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent, arranger, bookrunner or any similar role under the Term Facility and other than any claims arising out of any act or omission of the Borrower or any of its Subsidiaries) or (z) any settlement entered into by such Indemnitee without the Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed; provided, however, that the foregoing indemnity will apply to any such settlement referred to in clause (z) above in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

(c)                               To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent (and any sub-agent of the foregoing) or any Related Party under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) or any Related Party in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding Loans and unused Commitments at the time.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.02(c).

(d)                              To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                               The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 9.05 shall be payable no later than ten Business Days after written demand therefor.

Section 9.06                  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07                  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08                  Waivers; Amendment.

(a)                               No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                              No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(2)                              waive any condition set forth in (x) Section 4.01 with respect to any Credit Event, without the written consent of each Lender making the Loans in connection with such

Credit Event, (y) Section 4.02 with respect to the Closing Date, without the written consent of each Lender existing on the Closing Date and (z) Section 4.03 with respect to the Funding Date, without the written consent of each Lender making Initial Term Loans on the Funding Date;

(3)                              extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.01) without the written consent of such Lender;

(4)                              postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(5)                              reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 9.08(b)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition or application of “Default Rate”;

(6)                              change Section 7.02 without the written consent of each Lender adversely affected thereby;

(7)                              change any provision of this Section 9.08(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(8)                              release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(9)                              release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 8.10 (in which case such release may be made by the Administrative Agent acting alone); and

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent and/or the Collateral Agent may enter into amendments to this Agreement and the other Loan Documents in accordance with Sections 2.22, 2.23 and 2.24, and such amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents (and the Administrative Agent and/or the Collateral Agent may enter any new or replacement intercreditor agreement or amend, supplement or modify any existing intercreditor agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and/or the Collateral Agent, as applicable, to effect the terms of Sections 2.22, 2.23 and 2.24, or to effect the joinder thereto of any successor agent or similar agent under another Credit Facility secured by Liens described in clause (1) of the definition of “Permitted Liens”), in each case, without any further action or consent of any other party to any Loan Document.

In addition, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent and/or the Collateral Agent may amend any intercreditor agreement (or enter into any replacement thereof) or Security Document (or enter into any replacement thereof), including a collateral trust agreement, in connection with the incurrence of any Indebtedness permitted under Section 6.01 to provide that any trustee, administrative agent, collateral agent, security agent or similar agent under any indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, acting on behalf of the holders of such Indebtedness, shall become a party thereto and shall have the rights to share in the Collateral on a pari passu basis with, or junior basis to, as applicable, the Term Loan Obligations; provided that no such additional or replacement Security Document (including any collateral trust agreement) or amendment thereto shall adversely affect the priority of the security interests securing the Term Loan Obligations or otherwise materially and adversely affect the interests of the Secured Parties.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 9.09                  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Term Loan Obligations hereunder.

Section 9.10                  Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12                  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13                  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14                  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15                  Jurisdiction; Consent to Service of Process.

(a)                               The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)                              Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16                  Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the applicable Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” shall mean all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; it being understood that all information received from the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential or such information falls within clause (h) above.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 9.17                  Lender Action.  Each Lender agrees that it shall not in its capacity as Lender hereunder take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.18                  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.19                  Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.18), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or Collateral Agent, as applicable, pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.20                  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent and the Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Collateral Agent nor the Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Collateral Agent nor the Lead Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.21                  Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.22                  Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Collateral Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies of the Administrative Agent and the Collateral Agent (and the Lenders) shall be subject to the terms of the Intercreditor Agreement, and until the Discharge of ABL Obligations (as defined in the Intercreditor Agreement), (i) no Loan Party shall be required hereunder or under any other Loan Document to take any action with respect to the ABL Priority Collateral intended or purporting to secure the ABL Obligations on a first priority basis that is inconsistent with such Loan Party’s obligations under the applicable ABL Documents and (ii) any obligation of any Loan Party hereunder or under any other Loan Document with respect to the delivery or control of any of the ABL Priority Collateral, the novation of any Lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights or the obtaining of any consent of any Person, in each case, with respect to the ABL Priority Collateral, shall be deemed to be satisfied if the Loan Party complies with the requirements of the similar provision of the applicable ABL Documents.  Until the Discharge of ABL Obligations and subject to the express terms of the Loan Documents, the Administrative Agent and the Collateral Agent may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest in any of the ABL Priority Collateral intended or purporting to secure the ABL Obligations on a first priority basis, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurances provisions hereof or any other Loan Document, unless the applicable agent under the applicable ABL Documents shall have required such Loan Party to take similar action, and delivery of any such ABL Priority Collateral to the applicable agent pursuant to the applicable ABL Documents and the Intercreditor Agreement or other applicable intercreditor agreement shall satisfy any delivery requirement hereunder or under any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

KATE SPADE & COMPANY

By:	/s/	Robert J. Vill
	Name:	Robert J. Vill
	Title:	Senior Vice President – Finance
and Treasurer

[Signature Page to Credit Agreement]

GUARANTORS:

ADELINGTON DESIGN GROUP, LLC
FIFTH & PACIFIC COSETICS COMPANIES, INC.
FIFTH & PACIFIC COMPANIES FOREIGN HOLDINGS, INC.
FIFTH & PACIFIC COMPANIES PUERTO RICO, INC.
FNP HOLDINGS, LLC
JUICY COUTURE, INC.
KATE SPADE LLC
L.C. LICENSING, LLC
LCCI HOLDINGS LLC
LCI HOLDINGS, INC.
LCI INVESTMENTS, INC.
WCFL HOLDINGS LLC

By:	/s/	Robert J. Vill
	Name:	Robert J. Vill
	Title:	Senior Vice President – Finance
and Treasurer

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/	Heather Lamberton
	Name:	Heather Lamberton
	Title:	Managing Director

BANK OF AMERICA, N.A., as Lender

By:	/s/	Heather Lamberton
	Name:	Heather Lamberton
	Title:	Managing Director

[Signature Page to Credit Agreement]

SCHEDULE 1.01(b)
to
Credit Agreement

PERMITTED LIENS

[See attached]

Kate Spade & Company
Delaware, Secretary of State
File Type	File Number	File Date	Debtor	Secured Party	Lien Summary
Original	20132780279	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).
			KATE SPADE & COMPANY
AMENDMENT	20140936567	03/11/2014

Original	20132780337	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).
			KATE SPADE & COMPANY
AMENDMENT	20140936542	03/11/2014

Liz Claiborne, Inc.
Delaware, Secretary of State
File Type	File Number	File Date	Debtor	Secured Party	Lien Summary
Original	20091697181	05/29/2009	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017004	05/24/2012
CONTINUATION	20140058826	01/07/2014

Original	20091980017	06/22/2009	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017020	05/24/2012

Original	20092927751	09/14/2009	LIZ CLAIBORNE, INC.	MACQUARIE EQUIPMENT FINANCE, LLC	Equipment.

Original	20092928114	09/14/2009	LIZ CLAIBORNE, INC.	MACQUARIE EQUIPMENT FINANCE, LLC	Equipment.

Original	20100490817	02/15/2010	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017111	05/24/2012

Original	20101120108	04/01/2010	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO BANK, N.A.	Equipment.
AMENDMENT	20123007566	08/03/2012

Original	20104541581	12/22/2010	LIZ CLAIBORNE, INC.	BANK OF AMERICA, N.A.	Kohl's accounts, etc.

Original	20111973570	05/24/2011	LIZ CLAIBORNE, INC.	HEWLETT-PACKARD FINANCIAL SERVICES COMPANY	Equipment.

Fifth and Pacific Companies, Inc.
Delaware, Secretary of State
File Type	File Number	File Date	Debtor	Secured Party	Lien Summary
Original	20091697181	05/29/2009	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017004	05/24/2012
CONTINUATION	20140058826	01/07/2014

Original	20091980017	06/22/2009	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017020	05/24/2012

Original	20100490817	02/15/2010	LIZ CLAIBORNE, INC.	AT&T CAPITAL SERVICES, INC.	Equipment.
			FIFTH & PACIFIC COMPANIES, INC.
AMENDMENT	20122017111	05/24/2012

Original	20101120108	04/01/2010	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO BANK, N.A.	Equipment.
AMENDMENT	20123007566	08/03/2012

Original	20132278167	06/13/2013	FIFTH & PACIFIC COMPANIES, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Equipment.

Original	20132278183	06/13/2013	FIFTH & PACIFIC COMPANIES, INC.	GENERAL ELECTRIC CAPITAL CORPORATION	Equipment.

Original	20132780279	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).
			KATE SPADE & COMPANY
AMENDMENT	20140936567	03/11/2014

Original	20132780337	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).
			KATE SPADE & COMPANY
AMENDMENT	20140936542	03/11/2014

Kate Spade LLC
Delaware, Secretary of State
File Type	File Number	File Date	Debtor	Secured Party	Lien Summary
Original	20132780279	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).

			KATE SPADE & COMPANY
AMENDMENT	20140936567	03/11/2014

Original	20132780337	07/18/2013	FIFTH & PACIFIC COMPANIES, INC.	WELLS FARGO FINANCIAL LEASING, INC.	Contract for lease and all existing and future related interests (equipment).
			KATE SPADE & COMPANY
AMENDMENT	20140936542	03/11/2014

LCI Holdings, Inc.
Delaware, Secretary of State
File Type	File Number	File Date	Debtor	Secured Party	Lien Summary
Original	20091937181	06/17/2009	LCI HOLDINGS, INC.	LC FOOTWEAR CONSIGNMENT, L.L.C.	Consigned inventory at Los Angeles, CA store.

SCHEDULE 1.01(c)
to
Credit Agreement

GUARANTORS

1. Adelington Design Group, LLC

2. Fifth & Pacific Companies Cosmetics, Inc.

3. Fifth & Pacific Companies Foreign Holdings, Inc.

4. Fifth & Pacific Companies Puerto Rico, Inc.

5. FNP Holdings, LLC

6. Juicy Couture, Inc.

7. Kate Spade LLC

8. L.C. Licensing, LLC

9. LCCI Holdings LLC

10. LCI Holdings, Inc.

11. LCI Investments, Inc.

12. WCFL Holdings LLC

SCHEDULE 2.01
to
Credit Agreement

LENDERS AND COMMITMENTS

Lender	Initial Term Loan Commitment

Bank of America, N.A.	$ 400,000,000

SCHEDULE 3.08(a)
to
Credit Agreement

SUBSIDIARIES

Entity Name	Jurisdiction of Formation	Type of Entity	Owner(s)/ Holder(s) and its jurisdiction of formation

Kate Spade & Company.	Delaware	Corporation	N/A
Domestic Entities
Adelington Design Group, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Cosmetics, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Foreign Holdings, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Fifth & Pacific Companies Puerto Rico, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
FNP Holdings, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Juicy Couture, Inc.	California	Corporation	Kate Spade & Company (Delaware) (100%)
Kate Spade LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
L.C. Licensing, LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
LCCI Holdings LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
LCI Holdings, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
LCI Investments, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Lucky Brand Dungarees, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Lucky Brand Dungarees Stores, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
Segrets, Inc.	Delaware	Corporation	Kate Spade & Company (Delaware) (100%)
WCFL Holdings LLC	Delaware	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Foreign Entities
Fifth & Pacific Companies Canada Inc.	Canada	Corporation	LCCI Holdings LLC (Delaware) (100% of common shares) LCCI Holdings LLC (Delaware) (100% of preferred shares)
Fifth & Pacific International Limited	Hong Kong	Private Company with Limited Liability	MFE Limited (Hong Kong) (100%)
Juicy Couture Canada, Inc.	Canada	Corporation	Kate Spade & Company (Delaware) (100%)
Kate Spade Canada	Canada	Corporation	Kate Spade LLC (100%)
Kate Spade Hong Kong Limited	Hong Kong	Corporation	Kate Spade LLC (100%)
Kate Spade Japan Co., Ltd.	Japan	Corporation	Kate Spade LLC (100%)
Kate Spade Macau Limitado	Macau	Limited Liability Company	Kate Spade Hong Kong Limited (100%)
Kate Spade Retail Hong Kong Limited	Hong Kong	Limited Liability Company	Kate Spade Hong Kong Limited (100%)
Kate Spade South America Comercio, Importaco E Exportacao De Calcados, Bolsas, Roupas E Accessorios LTDA	Brazil	Corporation	Kate Spade LLC (99%) Kate Spade & Company (1%)
Kate Spade UK Limited	United Kingdom	Limited Company	Kate Spade LLC (100%)
Lucky Brand Dungarees Canada Inc.	Canada	Corporation	Lucky Brands Dungarees, Inc. (100%)

Entity Name	Jurisdiction of Formation	Type of Entity	Owner(s)/ Holder(s) and its jurisdiction of formation

Mexx Portugal, Unnipessoal, LDA	Portugal	Limited Liability Company	Liz Claiborne Europe (United Kingdom) (100%)
MFE Limited	Hong Kong	Limited Liability Company	Kate Spade & Company (Delaware) (100%)
Sheng Hui Fashion (Shenzhen) Co. Ltd.	China	Limited Liability Company	MFE Limited (Hong Kong) (100%)
Westcoast Contempo Fashions Limited	British Columbia	Corporation	WCFL Holdings LLC (Delaware (100%)

Liz Claiborne Europe[1]**	United Kingdom	Unlimited Company	Kate Spade & Company (Delaware) (100%)
Liz Claiborne, S.A. **	Costa Rica	Corporation	Kate Spade & Company (Delaware) (100%)
Liz Claiborne (Israel) Ltd.**	Israel	Company with Limited Liability	L.C. Licensing, LLC (Delaware) (1%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne Operations (Israel) 1993 Ltd.**	Israel	Private Company with Limited Liability	Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%) Kate Spade & Company (Delaware) (1%)
Liz Claiborne Guatemala, SA**	Guatemala	Company with Limited Liability	FNP Holdings, LLC (Delaware) (99.99%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (.01%)
Liz Claiborne De El Salvador, S.A., de C.V.**	El Salvador	Corporation	Fifth & Pacific Companies Foreign Holdings, Inc. FNP Holdings, LLC
Liz Claiborne de Mexico, S.A. de C.V. **	Mexico	Private Company with Limited Liability	FNP Holdings, LLC. (Delaware) (1%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne do Brasil Ltda.**	Brazil	Company with Limited Liability	FNP Holdings, LLC. (Delaware) (99%) Fifth & Pacific Companies Foreign Holdings, Inc. (Delaware) (1%)
Liz Claiborne Servicios de Mexico, S.A. de C.V. **	Mexico	Private Company with Limited Liability	Adelington Design Group, LLC. (Delaware) (99.998%) Kate Spade & Company (Delaware) (.002%)
Liz Foreign B.V. [2]**	Netherlands	Private Company with Limited Liability	Fifth & Pacific Companies Foreign Holdings, Inc. (100%)

**: designated as Immaterial Subsidiaries for purposes of the Security Agreement

1 Subject to voluntary dissolution

2 Subject to voluntary dissolution

SCHEDULE 3.08(b)
to
Credit Agreement

Legal Names, Etc.

Legal Name	Type of Entity	State of Formation	Address	Organizational Number	Federal Taxpayer Identification Number

Kate Spade & Company	Corporation	Delaware	2 Park Avenue New York, New York 10016 Attention: General Counsel	0911577
Adelington Design Group, LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2078127
Fifth & Pacific Companies Cosmetics, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2064549
Fifth & Pacific Companies Foreign Holdings, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2076878
Fifth & Pacific Companies Puerto Rico, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2433901

FNP Holdings, LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	5248889
Juicy Couture, Inc.	Corporation	California	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	C1665143
Kate Spade LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2986943
L.C. Licensing, LLC	Limited Liability Company	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2214857
LCCI Holdings LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	5036341
LCI Holdings, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2136806
LCI Investments, Inc.	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	2165513

WCFL Holdings LLC	Corporation	Delaware	c/o Kate Spade & Company 2 Park Avenue New York, New York 10016 Attention: General Counsel	5036339

SCHEDULE 5.12(g)
to
Credit Agreement

POST-CLOSING MATTERS

1.            Within forty (40) days after the Closing Date (or such longer period as the Administrative Agent may allow in its reasonable discretion), the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 of the Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form reasonably satisfactory to the Administrative Agent.

2.            Within forty (40) days after the Closing Date (or such longer period as the Administrative Agent may allow in its reasonable discretion), the Borrower shall have delivered to the collateral agent for the ABL Credit Agreement an original subordinated intercompany note executed for purposes of complying with Section 6.01(b)(6)(A) of the Credit Agreement, together with undated note powers or other instruments of transfer with respect thereto endorsed in blank.

3.            Within forty (40) days after the Closing Date (or such longer period as the Administrative Agent may allow in its reasonable discretion), the Administrative Agent shall have received an executed Acknowledgement and Consent to the Security Agreement from each issuer that is required under the Security Agreement to enter into such Acknowledgment and Consent.

4.            Within forty (40) days after the Closing Date (or such longer period as the Administrative Agent may allow in its reasonable discretion), the Borrower shall have delivered to the collateral agent for the ABL Credit Agreement a stock certificate or stock certificates representing 65% of the issued and outstanding shares of Kate Spade Hong Kong Limited, together with undated stock powers endorsed in blank.

SCHEDULE 6.01(b)
to
Credit Agreement

EXISTING INDEBTEDNESS

Outstanding
as of 12/31/13 (In USD)

Capital Lease for North Bergen, NJ office space	$8,900,000.00

SCHEDULE 6.07
to
Credit Agreement

EXISTING TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 6.08
to
Credit Agreement

EXISTING PAYMENT RESTRICTIONS

1.            2019 Senior Secured Note Indenture

SCHEDULE 9.01
to
Credit Agreement

NOTICES

BORROWER:

Kate Spade & Company
Address: 2 Park Avenue, New York, NY 10016
Attn:	President

With a copy to:

Kate Spade & Company
Address: 2 Park Avenue, New York, NY 10016
Attn:	General Counsel

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
ONE INDEPENDENCE CENTER
101 N TRYON ST
Mail Code: NC1-001-05-46
Charlotte, NC 28255-0001

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
222 Broadway, 14th Floor
Mail Code: NY3-222-14-03
New York, NY 10038

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[See attached]

A-1-1

1.                                      Borrower or Deal Name: Kate Spade & Company

E-mail this document with your commitment letter to:  _______________________________________________

E-mail address of recipient: _____________________________________________________________________

2.                                      Legal Name of Lender of Record for Signature Page:  _______________________________________

Markit Entity Identifier (MEI) # _________________________

Fund Manager Name (if applicable) _______________________________________________________

Legal Address from Tax Document of Lender of Record:  _____________________________________

Country______________________________________________________________________________

Address ______________________________________________________________________________

City ________________________________ State/Province________________ Country_____________

3. Domestic Funding Address:	4. Eurodollar Funding Address:
Street Address _____________________	Street Address ______________________________
Suite/ Mail Code ___________________	Suite/ Mail Code ____________________________
City _____________________ State _______________	City __________ State _________________
Postal Code ________________ Country ______________	Postal Code _______ Country ______________

5.                                      Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:

First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Secondary Credit Contact:

First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #

A-1-2

Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Primary Operations Contact:		Secondary Operations Contact:
First ________ MI ____ Last ________		First _______ MI _____ Last __________
Title _______________________________		Title _________________________________
Street Address _______________________		Street Address _________________________
Suite/ Mail Code _____________________		Suite/ Mail Code _______________________
City __________________ State ________		City __________________ State __________
Postal Code ____________ Country ______		Postal Code ______________ Country ______
Telephone ________ Facsimile __________		Telephone ________ Facsimile __________
E-Mail Address ______________		E-Mail Address ____________________
IntraLinks/SyndTrak E-Mail		IntraLinks/SyndTrak E-Mail
Address______________________	Address	______________________

Does Secondary Operations Contact need copy of notices?   ___YES   ___ NO

Letter of Credit Contact:		Draft Documentation Contact or Legal Counsel:
First ________ MI ____ Last ________		First _______ MI _____ Last __________
Title _______________________________		Title _________________________________
Street Address _______________________		Street Address _________________________
Suite/ Mail Code _____________________		Suite/ Mail Code _______________________
City __________________ State ________		City __________________ State __________
Postal Code ____________ Country ______		Postal Code ______________ Country ______
Telephone ________ Facsimile __________		Telephone ________ Facsimile __________
E-Mail Address ______________	E-Mail Address	____________________

6.                                      Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name
ABA #
City	State
Account #
Account Name
Attention

7.                                      Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name
ABA #
City	State
Account #
Account Name
Attention

Can the Lender’s Fed Wire Payment Instructions in Section 6 be used?   ___YES   ___ NO

8.                                      Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):            -

A-1-3

Tax Withholding Form Delivered to Bank of America (check applicable one):

___ W-9___ W-8BEN                     ___ W-8ECI                         ___ W-8EXP                     ___ W-8IMY

Tax Contact:

First ________ MI ____ Last ________
Title _______________________________
Street Address _______________________
Suite/ Mail Code _____________________
City __________________ State ________
Postal Code ____________ Country ______
Telephone ________ Facsimile __________
E-Mail Address ______________

NON—U.S. LENDER INSTITUTIONS

1.                                      Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2.                                      Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

A-1-4

9.                                      Bank of America’s Payment Instructions:

Pay to:                                 Bank of America, N.A.

ABA # XXXXXXXXX

New York, NY

Account # XXXXXXXXXXXXX

Attn: Corporate Credit Services

Ref: Kate Spade & Company

A-1-5

EXHIBIT B-1

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly

1                                           For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2                                           For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3                                           Select as appropriate.

4                                           Include bracketed language if there are either multiple Assignors or multiple Assignees.

B-1-1

provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.                                    Assignor[s]:       ______________________________

______________________________

2.                                    Assignee[s]:       ______________________________

______________________________

[for each Assignee, indicate [Affiliate][Related Fund] of [identify Lender]]

3.                                    Borrower:   Kate Spade & Company

4.                                    Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                    Credit Agreement:  Credit Agreement, dated as of April 10, 2014, among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent

B-1-2

6.                                    Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

		_____________	$ ______________	$ ______________	____________ %
		_____________	$ ______________	$ ______________	____________ %
		_____________	$ ______________	$ ______________	____________ %

[7.                         Trade Date:                          __________________]10

Effective Date:  __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

5                                           List each Assignor, as appropriate.

6                                           List each Assignee, as appropriate.

7                                           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment,” “Incremental Term Loan Commitment,” “Refinancing Term Loan Commitment,” etc.).

8                                           Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9                                           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10                                      To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

B-1-3

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]11 Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By:
Name:
Title:

[Consented to:]12

KATE SPADE & COMPANY

By:
Name:
Title:

11                                      To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

12                                      To be added only if the consent of the Borrower is required by the terms of the Credit Agreement; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

B-1-4

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                                    Representations and Warranties.

1.1.                        Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim[, and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby [and (iv) the Assignee is not a Disqualified Institution]13; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                        Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(3), (5) and (6) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(3) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, (vii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Acceptance is an Administrative Questionnaire as required by the Credit Agreement and (viii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date; and (b) agrees that (i)

13 Bracketed language to be excluded from any Assignment and Acceptance consented to by the Borrower pursuant to the Master Consent to Assignment dated as of the Funding Date.

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it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                    General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

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EXHIBIT B-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]14 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]15 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]16 hereunder are several and not joint.]17  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly

14                                      For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

15                                      For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

16                                      Select as appropriate.

17                                      Include bracketed language if there are either multiple Assignors or multiple Assignees.

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provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

3. Borrower:	Kate Spade & Company

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:

The Credit Agreement, dated as of April 10, 2014, among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent

6. Assigned Interest:

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Assignor[s][18]	Assignee[s][19]	Facility Assigned[20]	Aggregate Amount of Commitment/ Loans for all Lenders[21]	Amount of Commitment/ Loans Assigned[22]	Percentage Assigned of Commitment/ Loans[23]	CUSIP Number
		____	$______	$______	_____%
		____	$______	$______	_____%
		____	$______	$______	_____%

Effective Date:  __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

18                                    List each Assignor, as appropriate.

19                                    List each Assignee, as appropriate.

20                                    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Acceptance (e.g. “Term Loan Commitment,” “Incremental Term Loan Commitment,” “Refinancing Term Loan Commitment,” etc.).

21                                    Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

22                                    After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Loans acquired by the Borrower and its Subsidiaries through open market purchases shall not exceed 25% of the original principal amount of all Loans.

23                                    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

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The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]24 Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

24                                      To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

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[Consented to]:25

KATE SPADE & COMPANY

By:
Name:
Title:

25                                      To be added only if the Borrower is not the Assignee.

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ANNEX 1
TO AFFILIATE ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1.                                    Representations and Warranties.

1.1.                        Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                        Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is the Borrower or a Subsidiary of the Borrower permitted to acquire the Assigned Interest pursuant to Section 9.04(b)(6) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(3) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Acceptance, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (v) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee and (vii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by

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the terms of the Loan Documents that apply to the purchase by or assignment to the Borrower or its Subsidiaries of Loans.

2.                                    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                    General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

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EXHIBIT C

FORM OF BORROWING REQUEST

Date:  ___________, _____

To:                           Bank of America, N.A., as Administrative Agent and Collateral Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 10, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

The undersigned hereby requests (select one):

☐The making of [Term][Incremental Term][Refinancing Term] Loans

☐A conversion or continuation of [Term][Incremental Term][Refinancing Term] Loans

1.                                    On _________________ (a Business Day).

2.                                    In the amount of $ ____________

3.                                    Comprised of [Eurodollar][ABR] Borrowings26

4.                                    For Eurodollar Borrowings:  with an Interest Period of __ month[s].27

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.01(b) and (c) of the Credit Agreement are satisfied as of the date hereof.]28

[The Borrower hereby represents and warrants that the conditions specified in Sections 4.03(c) of the Credit Agreement are satisfied as of the date hereof.]29

26  If not specified, Borrowing shall be an ABR Borrowing.

27  If not specified, the Borrower shall be deemed to have selected an interest period of one month’s duration.

28  To be included if the Borrowing Request is in connection with any Borrowing other than (i) the Borrowing of Initial Term Loans on the Funding Date or (ii) a conversion or continuation of a Borrowing.

29  To be included if the Borrowing Request is in connection with the Borrowing of Initial Term Loans on the Funding Date.

[Location and number of the Borrower’s account to which proceeds of the requested Borrowing are to be disbursed:

Bank Name:  _____________________

ABA #:  _____________________

Account #:  ________________

Account Name:  _____________]30

30                                To be included if the Borrowing Request is in connection with a making of a Loan.

[The Borrower hereby represents and warrants that the conditions specified in Section 2.10 shall be satisfied on and as of the date of the applicable conversion or continuation]31.

KATE SPADE & COMPANY

By:
Name:
Title:

31  To be included if the Borrowing Request is in connection with a conversion or continuation of a Loan

EXHIBIT D

FORM OF GUARANTY

[See attached]

D-1

EXHIBIT E

FORM OF INTERCREDITOR AGREEMENT

[See attached]

E-1

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

For the year ended:  ________, ____

To:                           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 10, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the ___________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

1.                                    The Borrower has delivered the annual consolidated reports required by Section 5.04(a) of the Agreement for the fiscal year of the Borrower ended as of the above date (the “Financial Statements”), together with a report on such annual consolidated reports by the Borrower’s certified independent accountants.

2.                                 The Financial Statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such date and for such fiscal year, as applicable in accordance with GAAP applied on a consistent basis.

3.                                                   [select one:]

[no Default or Event of Default has occurred and is continuing.]

--or--

[the following is a list of each existing Default or Event of Default and its nature and status, and the corrective action taken or proposed:]

4.                                    The information set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, _______.

KATE SPADE & COMPANY

By:
Name:
Title:

For the Year ended ___________________, ____
(“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Excess Cash Flow

A.	The sum, without duplication, of:

	1.	Consolidated Net Income for such fiscal year (but excluding, to the extent included in arriving at such Consolidated Net Income, the net cash proceeds of any Casualty or Condemnation Event):	$______

2.

the aggregate net amount of all non-cash charges and losses (including depreciation expense, amortization expense and writedowns of intangible assets and properties, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period or a write-off or write-down or reserve with respect to current assets) deducted in arriving at such Consolidated Net Income:

$______

	3.	any cash dividends or distributions actually paid from any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method for such fiscal year:	$______

4.

net decreases in Consolidated Working Capital for such fiscal year (but excluding any such decrease in Consolidated Working Capital arising from a permitted acquisition or dispositions of any Person by the Borrower and/or any Restricted Subsidiary during such fiscal year, the application of purchase accounting or any writedown or impairment):

$______

	5. the aggregate amount of all net after tax non-cash losses realized upon asset dispositions (other than in the ordinary course of business) deducted in arriving at such Consolidated Net Income:		$______

	6. cash payments received by the Borrower and its Restricted Subsidiaries in respect of Swap Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income:		$______

7. Total	$______

B.	The sum, without duplication, of:

1.

the aggregate net amount of all non-cash credits and gains (but excluding any such non-cash credit in respect of which cash or other assets were received in a prior period or will be received in a future period or which represents the reversal of an accrual or cash reserve for anticipated cash charges in any prior period) included in arriving at such Consolidated Net Income:

$______

	2.	the income or loss of any Person accounted for by the Borrower or any of its Subsidiaries on the equity or cost method for such fiscal year:	$______

3.

the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and acquisitions of Intellectual Property (excluding the principal amount of Indebtedness incurred in connection with such expenditures (other than Indebtedness under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries)):

$______

4.

the aggregate amount of all (x) regularly scheduled principal payments of Indebtedness (including the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year and (y) permitted principal payments of Indebtedness (excluding the Loans) of the Borrower and its Restricted Subsidiaries made during such fiscal year (other than, in each case, in respect of any revolving credit facility (including the ABL Credit Agreement) to the extent there is not an equivalent permanent reduction in commitments thereunder):

$______

5.

net increases in Consolidated Working Capital for such fiscal year (but excluding any such increase in Consolidated Working Capital arising from a permitted acquisition or disposition of any Person by the Borrower and/or any of its Restricted Subsidiaries, the application of purchase accounting or any writedown or impairment):

$______

	6.	the aggregate amount of all net after tax non-cash gains realized upon asset dispositions (other than in the ordinary course of business) included in arriving at such Consolidated Net Income:	$______

7.

cash payments by the Borrower and Restricted Subsidiaries during such fiscal year in respect of any liability of the Borrower or any Restricted Subsidiary (other than Indebtedness) to the extent that such payments are not expensed during such fiscal year or are not deducted in calculating Consolidated Net Income (excluding the principal amount of Indebtedness incurred in connection with such payments (other than Indebtedness under the ABL Credit Agreement or any other revolving credit facility of the Borrower or any of its Restricted Subsidiaries)):

$______

8.

without duplication and solely to the extent financed with Internally Generated Cash Flow of the Borrower or its Restricted Subsidiaries, the aggregate amount of expenditures made in cash during such fiscal year pursuant to clause (4), (6), (7), (9) and (11) of Section 6.06(b) and clauses (3), (8), (16) and (20) of the definition of “Permitted Investments”:

$______

9.

without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions, other Investments permitted hereunder or permitted Capital Expenditures, in each case, to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such fiscal year, provided that to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters:

$______

10.

the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income:

$______

11.

the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from Internally Generated Cash Flow of the Borrower or its Restricted Subsidiaries to the extent that such expenditures are not expensed during

$______

such fiscal year and are not deducted in calculating Consolidated Net Income:

12.	cash expenditures in respect of Swap Obligations made during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income:	$______

13.

the amount of any refund of closing payments or the amount of any license buyout, license termination, contract termination, facilities closure or lease termination payments, in each case, made in cash during such fiscal year, to the extent such payments are not expensed and are not deducted in calculating Consolidated Net Income:

$______

14.	the amount of cash taxes paid during such fiscal year, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such fiscal year:	$______
15.	Total	$______
Excess Cash Flow (Line A7 minus Line B15):		$______

EXHIBIT G-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of April 10, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

G-1-1

EXHIBIT G-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of April 10, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

G-2-1

EXHIBIT G-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of April 10, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its direct or indirect partners/members.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

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EXHIBIT G-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of April 10, 2014 (as amended, modified, refinanced and/or restated from time to time, the “Credit Agreement”), among Kate Spade & Company, a Delaware corporation (the “Borrower”), the other Guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 2.20(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its direct or indirect partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

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EXHIBIT H

FORM OF SOLVENCY CERTIFICATE
OF
KATE SPADE & COMPANY
AND ITS SUBSIDIARIES

April 10, 2014

Pursuant to Section 4.02(j) of that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Kate Spade & Company, a Delaware corporation (the “Borrower”), Bank of America, N.A., as Administrative Agent and Collateral Agent, the Lenders party thereto and each other party thereto, the undersigned, the Chief Financial Officer of the Borrower, in such capacity and not in any individual capacity, does hereby certify on behalf of the Borrower that:

1.         I have access to the records of the Borrower and its subsidiaries and am familiar with the matters certified herein.

2.         On the date hereof, the Borrower and its subsidiaries, on a consolidated basis after giving effect to the effectiveness of the Credit Agreement on the date hereof, are Solvent.

3.         Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement and used herein are so used as so defined.

[Signature Page Follows]

H-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

KATE SPADE & COMPANY

By
Name:
Title:

H-2

EXHIBIT I

FORM OF TERM NOTE

$________________________	Dated: ____________, 20[__]

FOR VALUE RECEIVED, the undersigned, KATE SPADE & COMPANY (the “Company”), HEREBY PROMISES TO PAY to the order of _______________________ or its registered and permitted assigns (the “Lender”) in accordance with the provisions of the Credit Agreement (as defined below) the aggregate principal amount of the Term Loans owing to the Lender by the Company payable at such times and in such amounts as are specified in the Credit Agreement, dated as of April 10, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Company, the Lenders from time to time party thereto, the Syndication Agent named therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

The Company promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender to the Company from the date of such Term Loans until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars to the Administrative Agent in immediately available funds, without set-off or counterclaim.  The Term Loans owing to the Lender by the Company, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Term Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Company under this Term Note.

This Term Note is one of the promissory notes referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of the Term Loan by the Lender to or for the benefit of the Company in a principal amount equal to the U.S. dollar amount first above mentioned, the indebtedness of the Company resulting from such Term Loan being evidenced by this Term Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.  The obligations of the Company under this Term Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

This Term Note shall be construed in accordance with and governed by the law of the State of New York.

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IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the date first above written.

KATE SPADE & COMPANY

By
Name:
Title:

[Signature Page to Term Note]

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

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